LOAN AGREEMENT

by and between

VICTORYBASE SC1, LLC

as Borrower,

and

BANK OZK

as Bank

EXHIBITS:

A	Land

B	Budget

This LOAN AGREEMENT (“Loan Agreement”), entered into effective as of September 8, 2021 (“Closing Date”) by VICTORYBASE SC1, LLC, a Texas limited liability company with a mailing address of 550 Reserve Street, Ste 190, South Lake, Texas 76092 (“Borrower”); to BANK OZK, an Arkansas state bank (“Bank”), with a mailing address of 1001 Morehead Square Drive, Suite 150, Charlotte, North Carolina 28203.

A.              Borrower has applied to Bank for a loan up to the maximum amount of Seven Million Eight Hundred Fifty Thousand and No/100 Dollars ($7,850,000.00) (“Loan”) to be used for the purpose of acquiring forty-eight (48) newly constructed Homes in Beaufort County, South Carolina (“Project”).

B.               Bank is willing to make the Loan based on the terms and conditions set forth in this Loan Agreement and the other Loan Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

Article I. Definitions.

Section 1.1          Definitions. For the purposes hereof:

(a)              “Acceptable Accounting Standards” means GAAP or other sound and accepted accounting standards reasonably approved by Bank in writing, applied on a basis consistent with that of previous statements and which materially and accurately disclose the financial condition (including all contingent liabilities) of the party at issue.

(b)             “Account” means singularly and “Accounts” means collectively, the Cash Flow Reserve, Operating Account, and any other reserve or deposit account hereafter established by Borrower with Bank.

(c)              “Advance” means a disbursement by Bank of any of the proceeds of the Loan or any insurance proceeds.

(d)             “Affiliate” means a Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

(e)              “Allocations” means the line items set forth in the Budget, including interest expense, operating losses, real estate taxes and insurance, and contingency, for which an Advance will be made.

(f)              “Amortization Commencement Date” means the earlier of (i) the payment date first occurring twenty-five (25) months after the Closing Date, or (ii) the payment date first occurring after Stabilization, after which Amortization Commencement Date no further Advances shall be made under the Loan.

(g)             “Applicable Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, ordinance, determination of an arbitrator, order of a court and determination, advisory opinion, order, guideline, finding or requirement of any other Governmental Authority, in each case applicable to and binding upon such Person or any of its properties or to which such Person or any of its properties is subject, either individually or jointly with another Person or Persons.

(h)             “Appraised Value” means the fair market value of the Premises (or any applicable portion thereof as required hereunder) as indicated by the appraisal prepared by an appraiser designated by Bank, in Bank’s sole discretion, and presented and based upon such standards as may be reasonably required by Bank.

(i)              “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and “Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

(j)               “Borrower’s Deposit” means such cash amounts as Bank may reasonably deem necessary for Borrower to deposit with it in accordance with the provisions of Section 3.5 of this Agreement.

(k)             “Budget” means the budget provided by Borrower, which is attached hereto as Exhibit B and which must be approved by Bank.

(l)               “Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the jurisdiction whose laws govern this Loan Agreement are authorized or required to close.

(m)             “Cash Flow” means the Net Operating Income from the Premises.

(n)              “Cash Flow Reserve” shall have the meaning set forth in Section 2.7.

(o)             “Cash Flow Reserve Initial Termination Date” means the date when the following conditions are all satisfied: (i) no Event of Default has occurred and is continuing, (ii) Stabilization has occurred, and (iii) Borrower has made the first of its principal and interest payments under the Note together with all contemporaneously required deposits and all other payments then due under the Note and other Loan Documents.

(p)             “Cash Flow Sweep Period” means the following periods of time: (i) the period from the date hereof to the Cash Flow Reserve Initial Termination Date, and (ii) the period from the occurrence of a Cash Flow Sweep Trigger Event to the occurrence of a Cash Flow Sweep Satisfaction Event.

(q)             “Cash Flow Sweep Satisfaction Event” means the satisfaction of the following two (2) conditions: (i) no Event of Default has occurred and is continuing, and (ii) the Debt Service Coverage Ratio of the Premises, as determined by Bank, is equal to or greater than 1.35 to 1.00 for three (3) consecutive months.

(r)              “Cash Flow Sweep Trigger Event” means the occurrence of either of the following events at any time after the Cash Flow Reserve Initial Termination Date: (i) an Event of Default, or (ii) the Debt Service Coverage Ratio of the Premises, as determined by Bank, is less than 1.35 to 1.00.

(s)              “Casualty” means any casualty, damage or injury, by fire or otherwise, to the Premises or any part thereof.

(t)               “Closing” means the date of the first Advance hereunder, which may occur on a date different than the Closing Date.

(u)              “Collateral” shall have the meaning set forth in Section 3.1.

(v)             “Collateral Assignments” means the collateral assignments, chattel mortgage and security agreements granting to Bank perfected first lien security interests in (1) first lien Security Instrument on the fixtures and Improvements comprising the Project, the description, location and value of which must be acceptable to the Bank; (2) first liens on all furniture, machinery, equipment, chattels, building materials and other personal property now or hereafter located on the Project and which was acquired with the proceeds of the Loan; (3) first lien priority assignment of all leases, rents, issues and profits arising out of or related to the Project; (4) all proceeds of above; (5) all contracts affecting the Land including, without limitation, all Leases relating to the Land and Improvements; (6) all rights relating to rents, issues and profits from the Land, and (7) any other property or property rights identified herein as being subject to a Collateral Assignment.

(w)            “Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Premises, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Premises or any part thereof.

(x)             “Condemnation Award” means any compensation paid by any Governmental Authorities (including, without limitation, any interest payable thereon) in connection with a Condemnation in respect of all or any part of the Premises.

(y)              “Debt Service” means the aggregate of scheduled interest and principal payments due for a 12 month period on the stated principal amount of the Loan (which shall include principal and interest payments due under the Loan).

(z)              “Debt Service Coverage Ratio” shall mean annual Cash Flow divided by Debt Service.

(aa)            “Default Condition” means the occurrence or existence of an event or condition which, upon the giving of notice or the passage of time, or both, would constitute an Event of Default.

(bb)            “Draw Request” means a written request for any Advance, which shall be submitted for each requested Advance as set forth in Section 2.3(a) hereof.

(cc)            “Event of Default” means an event of default as defined in Section 8.1.

(dd)           “Excess Release Reserve” shall have the meaning set forth in Section 3.7.

(ee)            “Extension Fee” means a fee to be paid by Borrower to Bank in order to exercise the First Extension Option and the Second Extension Option in the amount equal to the product of twenty one hundredths of one percent (0.20%) multiplied by the sum of (i) the outstanding principal balance payable in accordance with the Note and (ii) any then unadvanced portions of the Loan Amount which has not been curtailed.

(ff)             “Extension Request” shall have the meaning set forth in Section 2.12(a) hereof.

(gg)           “Financing Statements” means the UCC financing statements filed and/or recorded in order to perfect Bank’s lien on certain personal property and fixtures as more particularly described therein, as well as all continuations and amendments thereof.

(hh)           “First Extension Option” shall have the meaning set forth in Section 2.12(a) hereof.

(ii)             “First Extension Period” means a single period of one (1) year commencing on the day after the Original Maturity Date.

(jj)            “First Extension Maturity Date” means the date that is one (1) year from the Original Maturity Date.

(kk)          “Force Majeure” means any delay in the work due to strikes, acts of God, war, invasion, terrorism, governmental restrictions, orders or moratoria, uncontrollable interruption of utility services, enemy action, civil commotion or unrest, rioting, fire, unavoidable casualty, or other causes beyond the control of Borrower whether similar or dissimilar to the foregoing including, without limitation, any (i) cessation or delay of work in response to an order or directive by a governmental authority having jurisdiction over the Project, or (ii) unavailability of permits or inspections, in each case as a direct result of any actual or threatened pandemic and other severe human health risk declared or recognized by the Centers for Disease Control and Prevention of the United States or the World Health Organization; provided, however, that any lack of funds in excess of the Loan shall not be deemed a cause beyond the control of Borrower, and provided further, that that (a) Borrower must give notice to Bank within ten (10) days after the occurrence of an event which it believes to constitute Force Majeure, and (b) in no event shall Force Majeure extend the time for the performance of an Obligation by more than sixty (60) days in the aggregate.

(ll)              “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in preceding periods.

(mm)          “Governmental Authorities” means any governmental or quasi-governmental (including health and environmental) office, officer or official whose consent or approval is required as a prerequisite to the operation and occupancy of the Improvements or the Premises, to the performance of any act or obligation, or the observance of any agreement, provision or condition of whatsoever nature herein contained.

(nn)            “Guarantor” means Thomas Paquin.

(oo)            “Guaranty” means singularly and “Guaranties” means the Unconditional Guaranty of the Guarantor evidencing the direct and unconditional guaranty of the Guarantor of payment of all sums due under the Loan Documents.

(pp)            “Home” or “Homes” means any one of the forty-eight (48) newly constructed single family homes on the Land.

(qq)            “HVCRE” means a loan classified as a High Volatility Commercial Real Estate Loan for the acquisition, development or construction of real property under the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (or any successor legislation) including, without limitation, any regulations promulgated pursuant thereto.

(rr)             “Improvements” means all improvements on the Land.

(ss)            “Indebtedness” means with respect to any Person, all indebtedness, obligations and liabilities of such Person for money borrowed, all indebtedness of such Person for the acquisition of property, all indebtedness secured by any lien on the property of such Person whether or not such indebtedness is assumed by such Person, all liability of such Person by way of endorsements (other than for collection or deposit of negotiable instruments in the ordinary course of business), all contingent obligations of such Person and all capitalized leases and other items which in accordance with generally accepted accounting principles are classified as liabilities on a balance sheet;

(tt)             “Land” means the real property described on Exhibit A, owned or to be acquired by Borrower or by such other Person identified in the Title Policy and encumbered by the Security Instrument.

(uu)           “Lease” or “Leases” means any and all leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of the Premises, including but not limited to the Rental Agreements, and all extensions, renewals, amendments, modifications and replacements thereof, and any options, rights of first refusal or guarantees relating thereto.

(vv)           “Liabilities” means all Indebtedness and other obligations of every kind and nature of Borrower to Bank (including, without limitation, interest, premiums, penalties, charges, costs and expenses and other sums chargeable to Borrower by Bank), including, without limitation, all Indebtedness and other obligations arising under any of the Loan Documents and all Indebtedness and other obligations acquired by Bank from another Person, both now existing Indebtedness and other obligations and hereafter arising Indebtedness and other obligations from Borrower to Bank, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and including obligations of performance.

(ww)          “Loan Amount” means the lesser of: (i) $7,850,000.00; (ii) 69.6 of the sum of Project Costs; or (iii) 54% of the Appraised Value of the Premises “as if stabilized” as set forth in that certain appraisal prepared by CB Richard Ellis dated April 29, 2021.

(xx)            “Loan Documents” means this Loan Agreement, the Note, the Security Instrument, the Collateral Assignments, the Guaranties, the Financing Statements and any other instruments, documents, statements and agreements evidencing the Loan, and any other instruments, documents, statements and agreements securing the Loan.

(yy)           “Loan-to-Value Ratio” means the quotient of (i) the sum of the outstanding principal balance due under the Note plus any as yet unadvanced amounts, divided by (ii) the Appraised Value.

(zz)           “Material Adverse Change” means any event, circumstance, fact, condition, development or occurrence that has had or could be expected to have a material and adverse effect on any of: (i) the business, operations, condition (financial or otherwise), prospects, liabilities, assets, results of operations, capitalization, liquidity or any properties of Borrower or Guarantor; (ii) the value of the Premises; (iii) the ability of Borrower or Guarantor (or any Persons comprising Borrower or Guarantor), to pay and perform the Indebtedness; or (iv) the validity, enforceability or binding effect of any of the Loan Documents. Borrower acknowledges and agrees that a fact, event or circumstance which exists as of the date hereof which does not currently constitute a Material Adverse Change may, in the future, constitute a Material Adverse Change upon the occurrence of further adverse facts or circumstances (e.g., a pending litigation action pertaining to the Premises may, following future adverse procedural or substantive trial developments, become a Material Adverse Change).

(aaa)          “Maturity Date” means the Original Maturity Date, as such may have been extended pursuant to Section 2.12 hereof, subject, however, to the right of acceleration as herein provided and as provided elsewhere in the Loan Documents.

(bbb)         “Minimum Release Price” shall have the meaning set forth in Section 3.6.

(ccc)         “Net Cash Flow” means Borrower’s net cash flow from the Premises for any particular calendar month calculated on a cash basis inclusive of all cash or cash equivalent revenue of any nature whatsoever collected by Borrower in such calendar month and net of (i) all payments by Borrower to Bank during such month of principal and interest on the Loan pursuant to the Note, and (ii) all bona fide, third party, ordinary operating expenses paid by Borrower with respect to the Premises during such month. Payment of interest or other costs by Borrower using monies from an Advance from Bank shall not serve as a deduction pursuant to items (i) or (ii) above. Net Cash Flow shall be verified by Bank in Bank’s reasonable discretion.

(ddd)         “Net Operating Income” shall mean the sum of (i) the annualized trailing 6- month revenue for the Premises, less (ii) the greater of (a) trailing 12-month actual operating expenses incurred (adjusted in Bank’s reasonable determination to account for any changes in occupancy), (b) the annual operating expenses contained in the most recent operating budget (adjusted in Bank’s reasonable determination to account for any variances in occupancy), or (c) the annualized trailing 6-month actual operating expenses incurred (adjusted in Bank’s reasonable determination to account for any seasonality), less (iii) the Replacement Reserve. The annualized trailing 6-month revenue for the Premises shall be determined utilizing a vacancy rate equal to the greater of (y) the actual vacancy, or (z) 8.0%.

(eee)          “Net Proceeds” means (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Premises, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds or (ii) the net amount of the Condemnation Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Condemnation Award.

(fff)           “Net Proceeds Deficiency” shall have the meaning set forth in Section 3.5(c) hereof.

(ggg)         “Net Sales Proceeds” mean the actual gross proceeds from a bona fide arms- length sale of each Home, net of appraisal fees, title insurance, and other reasonable closing costs that are normal and customary for such transactions, provided, however, such closing costs shall not exceed seven percent (7%) of the gross sales proceeds and no fees shall be paid to Affiliates of Borrower or Guarantor.

(hhh)          “Note” means the future advance promissory note from Borrower to Bank, dated as of the Closing Date, in the original principal amount of $7,850,000.00, together with any amendments, modifications, extensions, renewals, substitutions and replacements thereto or therefor.

(iii)             “Obligations” means any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower, Guarantor or any other Person or party to the Loan Documents to Bank or others as set forth in the Loan Documents.

(jjj)             “Operating Account” means the account with the Bank into which all revenues generated by the Premises are deposited.

(kkk)          “Original Maturity Date” means the date that is set forth in the Note.

(lll)             “Origination Fee” shall have the meaning set forth in Section 4.22 hereof.

(mmm)      “Payment Date” means the date recurring each month on which Borrower makes scheduled payments under the Note.

(nnn)         “Permitted Encumbrances” means (i) liens, encumbrances, easements and other matters listed as exceptions to the final Title Policy and approved in writing by Bank, (ii) liens, encumbrances, easements and other matters imposed by law for taxes that are not yet due and payable or are being contested in good faith, (iii) liens, encumbrances, easements and other matters imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, and repairmen’s liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings as to which Borrower has set aside on its books adequate reserves with respect thereto, and (iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security laws or regulations and other forms of governmental insurance or benefits.

(ooo)         “Permitted Transfers” means the transfer of any direct or indirect interest in Borrower that: (i) occurs by inheritance, devise, bequest or by operation of law upon the death of a natural person who is the owner of a direct or indirect ownership interest in Borrower; or (ii) is to a trust, partnership or other entity for family estate planning purposes; or (iii) constitutes an assignment of limited partner interests or other non-management beneficial ownership interests in Borrower so long as the general partner or managing member, as applicable, of Borrower, the ultimate ownership of such general partner and/or managing member of Borrower and the day-to-day management and control of Borrower do not change; provided, however, in order for any such transfer of an interest to qualify as a Permitted Transfer (1) no Default Condition or Event of Default shall have occurred and remain outstanding or shall occur solely as a result of such transfer, and (2) such a transfer must further (A) not constitute a Material Adverse Change, (B) not result (either singularly or in the aggregate with prior assignments) in any party as to which Bank has not undertaken its normal credit and/or regulatory review process (with reasonably satisfactory results) becoming an owner, directly or indirectly, in twenty percent (20%) or more of Borrower, and (C) be the subject of written notice to Bank within ten (10) days of such assignment together with copies of all applicable assignment documents.

(ppp)         “Person” means any corporation, limited liability company, limited liability partnership, general partnership, limited partnership, firm, association, joint venture, trust or any other association or legal entity, including any public or governmental body, quasi-governmental body, agency or instrumentality, as well as any natural person;

(qqq)         “Personalty” means all furnishings, fixtures, equipment, inventory and other articles of tangible personal property now owned and all of the foregoing which may be hereafter acquired by Borrower, attached to, located on, contained in, or used exclusively in connection with the Land and Improvements, or any portion thereof, and all replacements thereof, all articles in substitution therefor and all accessions thereto, whether or not the same are or shall be attached to the Land and Improvements in any manner, together with all accounts, promissory notes and other instruments, chattel paper (both tangible and electronic), documents, deposit accounts, monies, investment property, financial assets and general intangibles of every nature and kind arising out of or in connection with the Premises, both now owned and all of the foregoing which may be hereafter acquired by Borrower, and all property described in the Collateral Assignments to the extent the same constitutes personal property, together with all proceeds and products thereof.

(rrr)           “Premises” means the collective reference to the Land, the Improvements and the Personality.

(sss)          “Private Association” means the any property owners’ association or similar association under any covenants and restrictions referenced in the Permitted Encumbrances.

(ttt)            “Project Costs” means the sum of the following: (i) the value of the Land, as determined by the Bank, (ii) the amount needed to fund the allocations set forth in the Budget, and (iii) the amount necessary to fund the costs and expenses in connection with closing the Loan, including, without limitation, reasonable attorney’s fees and title costs.

(uuu)         “Rental Agreements” means a residential lease agreement for a Home on the standard rental form approved by Bank.

(vvv)         “Replacement Reserve” shall have the meaning set forth in Section 2.6.

(www)       “Restoration” means the repair and restoration of the Premises (or any portion thereof) after a Casualty or Condemnation to at least equal value and of substantially the same character as the Premises (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Bank, in accordance with Applicable Law and in accordance with plans and specifications approved in advance by Bank.

(xxx)         “Second Extension Option” shall have the meaning set forth in Section 2.12(b) hereof.

(yyy)          “Second Extension Period” means a single period of one (1) year commencing on the day after the First Extension Maturity Date.

(zzz)           “Second Extension Maturity Date” means the date that is one (1) year from the First Extension Maturity Date.

(aaaa)        “Security Instrument” means the deed of trust, mortgage, deed to secure debt, security deed or trust deed securing the Loan and if more than one, all such deeds of trust, mortgages, deeds to secure debt, security deeds or trust deeds executed by Borrower or some other Person for the benefit of Bank covering the Premises.

(bbbb)       “Stabilization” means Bank’s written verification that the Debt Service Coverage Ratio with respect to the Premises is equal to or greater than 1.35x.

(cccc)        “Subsidiary” means singularly and “Subsidiaries” means collectively any Person which is controlled or owned, directly or indirectly, by Borrower.

(dddd)       “Taxes and Insurance Escrow” shall have the meaning set forth in Section 2.5.

(eeee)        “Tenant” means any Person or Persons who may become lessees or tenant of all or any part of the Premises.

(ffff)          “Title Insurance Commitment” means a legally binding commitment by the Title Insurance Company to issue the Title Policy.

(gggg)       “Title Insurance Company” means the organization issuing the Title Policy, which organization must be a recognized national title insurance company, licensed to do business in the jurisdiction in which the Premises are located and otherwise acceptable to Bank.

(hhhh)       “Title Policy” means the mortgagee title policy meeting the requirements of this Loan Agreement and Bank’s title requirements.

(iv)             “UCC” means the Uniform Commercial Code in effect from time to time in the jurisdiction whose laws govern this Loan Agreement.

(jjjj)            Any words or phrases which are not defined in this Loan Agreement but are defined in any of the other Loan Documents shall have the meaning given to such words or phrases in the Loan Document in which the same are defined, and any words or phrases which are not defined in this Loan Agreement or in any of the other Loan Documents but are defined in the UCC shall have the meaning given to them in the UCC.

Section 1.2 Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Loan Agreement and the other Loan Documents, including payment in full of the Loan, in using and applying the various terms, provisions and conditions in this Loan Agreement and the other Loan Documents, the following shall apply:

(a)              the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Loan Agreement;

(b)             words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number or a collective reference, and vice versa;

(c)              words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability companies, trusts, business trusts, corporations and other organizations, including public and quasi-public bodies, as well as individuals;

(d)              the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar;

(e)              as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning;

(f)              the words “attorney” and “counsel” are interchangeable in this Loan Agreement;

(g)             the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorneys’ fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts – and all references to attorneys’ fees or fees of legal assistants, or to fees of accountants, engineers, surveyors, appraisers or other professionals or experts shall mean reasonable fees;

(h)             the phrase “highest contract rate of interest under the Note” shall refer to the highest rate at which interest accrues under the Note, including any Default Rate (as defined in the Note), or if there is more than one Note, the highest rate under all of the Note, and when used in this Loan Agreement it means that interest on an amount owing to Bank shall accrue at such rate to the same extent and in the same manner as it would if the amount owing to Bank was included in the principal evidenced by the Note bearing the highest contract rate of interest;

(i)              this Loan Agreement shall not be applied, interpreted and construed more strictly against a Person because that Person or that Person’s attorney drafted this Loan Agreement;

(j)             if any party hereto is an organization, when any action is required or permitted to be taken, it is intended that the same will be undertaken through duly authorized employees or representatives of such party, or a partner, member, manager, officer or director, and any action taken by any of the foregoing Persons shall be presumed authorized absent a clear and convincing showing that the Person relying on such action knew or should have known that the Person acting was exceeding his authority.

Article II. Loan.

Section 2.1 Loan. Subject to the terms and conditions of this Loan Agreement, Bank will lend and Borrower will borrow up to the Loan Amount, such borrowing to be evidenced by the Note. The purpose of the Loan is to finance the Project. Loan proceeds may not be used for any other purpose without the prior written consent of Bank, which may be granted in Bank’s sole and absolute discretion.

Section 2.2 Interest Rate and Repayment. The outstanding principal balance of the Loan shall bear interest, and principal and interest shall be repayable in accordance with the terms of the Note, together with the fees, premiums, charges and cost and expenses provided for therein. The monetary obligations Borrower now owes to Bank and those it may in the future owe to Bank under the other Loan Documents, unless otherwise provided in any of the other Loan Documents, shall be payable by Borrower upon demand of Bank, with interest thereon at the rate of interest set forth in the Note; and, like the amounts due and owing under the Note, the same shall be secured by the Collateral. From time to time, upon reasonable request from Bank, Borrower shall execute an agreement with Bank to confirm the repayment terms then applicable to the Loan. Payments of interest may be funded from the Note, but only to the extent budgeted and set forth in the Budget.

Section 2.3 Advances. Bank agrees that it will, from time to time, so long as there shall exist no Default Condition or Event of Default, disburse Loan proceeds to Borrower in accordance with the terms and provisions set forth below in this Section 2.3 and elsewhere in this Loan Agreement. Without limiting the foregoing, but in furtherance thereof, Bank shall not be obligated to make any Advance which could, in Bank’s sole discretion, cause the Loan to be classified as an HVCRE. Advances may be made by depositing the proceeds in the Operating Account. Borrower hereby irrevocably authorizes Bank to disburse Loan proceeds directly to the General Contractor, if required by Bank.

(a)             Draw Request. For all Advances subsequent to the initial Advance, at least ten (10) Business Days prior to each Advance by Bank, Borrower must submit to Bank a Draw Request, which shall include:

(i)            a completed and properly executed disbursement form acceptable to Bank setting forth the amount of Loan proceeds desired;

(ii)            a Certificate of Occupancy for each Home a disbursement is requested;

(iii)           if requested by Bank, a title report dated within two (2) days of the Draw Request from the Title Insurance Company showing no state of facts objectionable to Bank, including an endorsement showing that title to the Land is vested in Borrower and that no claim for mechanics’ or materialmen’s liens or other encumbrances have been filed and remain in effect against the Premises; and

(iv)          such other information as may be required by Bank.

(b)             Advance Amount. Following receipt of a Draw Request and provided the Draw Request complies with the terms of this Loan Agreement and all information therein is true, correct and otherwise accurate, Bank shall determine the amount of the Advance to be made under the Loan in accordance with the standards of this Loan Agreement.

Section 2.4 Equity Requirements. Prior to any Advance, Borrower agrees to provide an equity contribution to the Project in an amount equal to the greater of (i) $3,430,000.00, (ii) thirty and four tenths of one percent (30.4%) of the Project Costs, or (iii) the Project Costs less the Loan Amount. The remaining equity contribution to the Project must be cash equity. Without limiting the foregoing, but in furtherance thereof, prior to any Advance, Borrower shall invest (and at all times during the term of the Loan maintain) minimum equity in the Premises in an amount equal to not less than fifteen percent (15%) of the “as complete” value of the Premises.

Section 2.5 Taxes and Insurance Escrow.

(a)              At the time of the Amortization Commencement Date, commencing on the Payment Date and thereafter on each Payment Date for the remaining term of the Loan, Borrower shall escrow with Bank insurance premiums and ad valorem taxes against or affecting the Premises as hereinafter set forth (“Taxes & Insurance Escrow”). The initial deposit designated by Bank shall take into account the due date (or, as applicable, earliest payment date without penalty) applicable for both ad valorem taxes and insurance premiums as well as the remaining additional monthly deposit dates between such initial deposit and the date such payments are so due. The subsequent monthly deposits into the Taxes & Insurance Escrow shall be determined by Bank taking into account (w) Bank’s reasonable determination of the projected premiums that will next become due and payable on the insurance policies covering Borrower, the Premises or any part thereof or such other insurance policies required hereby or by the Loan Documents, (x) Bank’s determination of the projected ad valorem taxes next due on the Premises or any part thereof, (y) any then current balance in the Taxes & Insurance Escrow or sums otherwise previously paid by Borrower against the foregoing obligations, and (z) the number of months to elapse before, in each case, such premiums or taxes shall become due. Bank shall be entitled to designate the deposited amounts such that adequate monies will be available for such purpose in the Taxes & Insurance Escrow at least one (1) month prior to the date when each such premium or taxes will become due (or when premiums or penalties shall thereafter be assessed).

(b)             Any excess reserve shall, at the reasonable discretion of Bank, be credited by Bank on subsequent reserve payments or subsequent payments to be made on the Note by Borrower, and any deficiency shall be paid by Borrower to Bank on or before the date when Bank demands such payment to be made, but in no event after the date when such premiums and taxes shall become delinquent. In the event there exists a deficiency in such fund or reserve at any time when ad valorem taxes or insurance premiums are due and payable and Borrower fails to pay, Bank may, but shall not be obligated to, advance the amount of such deficiency on behalf of Borrower and such amounts so advanced shall become a part of the indebtedness secured by the Loan Documents, shall be immediately due and payable and shall bear interest at the Default Rate (as defined in the Note) from the date of such advance through and including the date of repayment. The interest of Borrower in all sums deposited with Bank under the provisions hereof or otherwise shall automatically transfer to the new holder of legal title to the Premises upon the transfer of legal title to the Premises, without implying Bank’s consent to such transfer of legal title.

(c)              Borrower shall be responsible for ensuring the receipt by Bank, at least thirty (30) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all ad valorem taxes and insurance premiums to be paid from the Taxes & Insurance Escrow. So long as no Event of Default has occurred and is continuing and no circumstance exists, which with the giving of notice, or passage of time, or both, would constitute an Event of Default, upon receipt of such information, Bank will disburse to Borrower sufficient funds from the Taxes & Insurance Escrow to pay such invoices and premiums. In the Event of Default, Bank shall have the right but not the obligation to directly pay the Governmental Authority or other party entitled thereto to the extent funds are available for such purpose in the Taxes & Insurance Escrow. In making any payment from the Taxes & Insurance Escrow, Bank shall be entitled to rely on any bill, statement or estimate procured from the appropriate public office or insurance company or agent without any inquiry into the accuracy of such bill, statement or estimate and without any inquiry into the accuracy, validity, enforceability or contestability of any tax, assessment, valuation, sale, forfeiture, tax lien or title or claim thereof. Borrower hereby grants and conveys to Bank a security interest in the Taxes & Insurance Escrow and all funds now or hereafter accruing therein.

(d)             Upon Borrower’s repayment in full of the indebtedness and satisfaction of all obligations under the Loan Documents, Borrower shall be entitled to a full return of any funds remaining in the Taxes & Insurance Escrow.

Section 2.6 Replacement Reserve Escrow. At the time of the Amortization Commencement Date, commencing on the Payment Date and thereafter on each Payment Date for the remaining term of the Loan, Borrower shall escrow with Bank reserves for capital improvements, repairs and replacements performed at the Project, including the performance of work to the roofs, chimneys, gutters, downspouts, paving, curbs, ramps, driveways, balconies, porches, patios, exterior walls, exterior doors and doorways, windows, carpets, appliances, fixtures, elevators and mechanical and HVAC equipment, in an amount equal to $150 per annum per Home (“Replacement Reserve Escrow”). Borrower hereby grants to Bank a security interest in the funds in the Replacement Reserve Escrow.

Section 2.7 Cash Flow Reserve.

(a)           Borrower shall establish and maintain a reserve (“Cash Flow Reserve”) with Bank for use and disbursement in accordance with the provisions of this section as additional security for Borrower’s repayment of the indebtedness and satisfaction of the obligations under the Loan Documents.

(b)           Upon the first (1st) calendar month in which a Net Cash Flow exists and at all times thereafter during any Cash Flow Sweep Period, Borrower shall deposit all Net Cash Flow accruing from the immediately preceding calendar month into the Cash Flow Reserve. Such monthly payment shall be made by Borrower on the Payment Date.

(c)           Borrower shall be entitled to a disbursement of some or all of the funds in the Cash Flow Reserve in the following different circumstances:

(i)               For the purpose of paying debt service obligations with respect to the Loan, upon the request of Borrower, or with Bank’s consent and approval (which consent and approval may be granted or withheld in Bank’s reasonable discretion), for other operating or capital expenses for the Premises, as may be approved by Bank;

(ii)             All funds then on deposit in the Cash Flow Reserve shall, upon Borrower’s request, be disbursed to Borrower upon the occurrence of the Cash Flow Reserve Initial Termination Date provided, however, that any un-advanced loan amounts will be curtailed before the Cash Flow Reserve will be curtailed;

(iii)           In the event, after the occurrence of the Cash Flow Reserve Initial Termination Date, the Cash Flow Sweep Period is reestablished by virtue of the occurrence of a Cash Flow Sweep Trigger Event, such new balance of the Cash Flow Reserve shall be disbursed to Borrower upon the occurrence of a Cash Flow Sweep Satisfaction Event; provided, however, it is recognized that a Cash Flow Sweep Period may exist intermittently throughout the term of the Loan and that Borrower may be entitled, in multiple instances, to lump sum disbursements from the Cash Flow Reserve pursuant to this subsection (c)(iii); and upon Borrower’s repayment in full of the indebtedness and satisfaction of all obligations under the Loan Documents, Borrower shall be entitled to a full return of the Cash Flow Reserve.

Section 2.8 Security Interest in Accounts. Borrower grants to Bank a first-priority perfected security interest in all of the Accounts and any and all monies now or hereafter deposited in each Account as additional security for the obligations of Borrower under the Loan Documents. Until expended, disbursed or applied in accordance herewith, the Accounts shall constitute additional security for the obligations of Borrower under the Loan Documents. Upon the occurrence of an Event of Default, Bank may, in addition to any and all other rights and remedies available to Bank, apply any sums then present in any or all of the Accounts to the reduction of the amounts owed to Bank under the Loan Documents, including without limitation, the outstanding principal balance of the Loan, in any order as Bank, in its sole discretion, may determine. The Accounts shall not constitute trust funds and may be commingled with other monies held by Bank. Borrower shall not, without obtaining the prior consent of Bank, further pledge, assign or grant any security interest in any Account, or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any Financing Statements, except those naming Bank as the secured party, to be filed with respect thereto. Borrower shall indemnify Bank and hold Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including, without limitation, litigation costs and reasonable attorneys’ fees and expenses actually incurred) arising from or in any way connected with the Accounts or the performance of the obligations for which the Accounts were established.

Section 2.9 Advances Do Not Constitute a Waiver. No Advance hereunder shall constitute a waiver of any of the conditions to Bank’s obligations to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default hereunder.

Section 2.10 Prepayment. The Loan may be prepaid in whole or in part at any time; provided that: (i) such prepayment shall be designated clearly as such in writing as part of or as an attachment to the prepayment; and (ii) the Borrower shall pay Bank an amount equal to the Make-Whole Premium (as defined in the Note).

Section 2.11 Flood Insurance Authorization. The National Flood Insurance Reform Act of 1994 mandates the purchase of flood insurance when appropriate, if available. Therefore, Borrower hereby authorizes Bank, and its assigns, to purchase flood insurance during the life of the Loan Agreement. This authorization is extended only in the case where a determination is made subsequent to closing that flood insurance is necessary, because the Bank has reasonably determined the Land is located both in a Special Flood Hazard Area (SFHA) as determined by the Director of the Federal Emergency Management Agency (FEMA), and is a community participating in the National Flood Insurance Program (NFIP). In such event, unless a different standard is permitted by law or regulation and such standard is imposed, flood insurance shall be purchased in the amount of the Note or the maximum amount available under the NFIP, whichever is less. Such flood insurance policy may be purchased from any agent selected by Bank. The premiums and fees incurred shall be paid by Borrower and may be paid from the escrow funds on hand and the proper adjustments made to the monthly payments. Borrower agrees that if the Bank or any servicer is escrowing for items such as taxes and property insurance, they are required to also escrow for required flood insurance costs. Bank may provide Borrower with written notice that flood insurance must be purchased, the amount necessary, and an estimate of the cost. If there is a dispute or uncertainty on the part of the Bank or Borrower about the flood determination, they may jointly request FEMA to review and resolve whether the Land is located in an SFHA. FEMA will review the determination and provide the Bank and Borrower a final determination within 45 days. If no determination is made, Bank’s assessment shall control.

Section 2.12 Extension Options.

(a)          First Extension Option. Borrower shall have the right and option to extend the Original Maturity Date to a date ending upon the expiration of the First Extension Period (“First Extension Option”). The First Extension Option shall be granted to Borrower only if all of the following conditions have been simultaneously satisfied as of the commencement date of the First Extension Period (unless an earlier date is specified hereinbelow):

(i)             receipt by Bank of a written request of Borrower (“Extension Request”) given to Bank not less than forty-five (45) days prior to the Original Maturity Date but not more than ninety (90) days prior to the Original Maturity Date;

(ii)            Borrower’s satisfaction of all those requirements contained in Section 5.1 hereof has occurred;

(iii)           payment to Bank in cash, of the Extension Fee; provided, however at the time of the First Extension Option, Borrower may elect by written notice to Bank to curtail any un- advanced portion of the Loan Amount and in such event, the Extension Fee shall be computed only on the outstanding principal balance due under the Note;

(iv)           no Event of Default shall have occurred and be then existing;

(v)            no Material Adverse Change shall have occurred;

(vi)           receipt by Bank (at Borrower’s sole cost and expense) in form and substance acceptable to Bank dated within thirty (30) days of the Original Maturity Date of an appraisal evidencing an Appraised Value resulting in a Loan-to-Value Ratio less than or equal to sixty percent (60%); provided that, in the event such Loan-to-Value Ratio requirement is not satisfied, Borrower shall have the option to pay down the outstanding principal balance due under the Note, in such an amount as is necessary to satisfy such Loan- to-Value Ratio requirement;

(vii)          to the extent Bank shall have reasonably determined that any of the Accounts are then currently underfunded in Bank’s reasonable discretion, then Borrower shall have effectuated additional deposits into such Accounts to satisfy such concern;

(viii)         Borrower shall have provided Bank with written evidence reasonably satisfactory to Bank that the Debt Service Coverage Ratio shall then equal or exceed 1.40x; provided that, in the event such Debt Service Coverage Ratio requirement is not satisfied, Borrower shall have the option to pay down the outstanding principal balance due under the amount, in such an amount as is necessary to satisfy such Debt Service Coverage Ratio requirement.

(ix)           at Bank’s election, Bank shall have received an updated title report from the Title Company showing the Security Instrument as a prior and paramount lien on the Premises, that title to the Land is vested in Borrower and that no claim for mechanics’ or materialmen’s liens then encumber the Premises; and

(x)            Borrower shall have paid all reasonable costs and expenses incurred by Bank in connection with such extension, including without limitation, underwriting, title and legal fees and costs.

(b)          Second Extension Option. To the extent Borrower properly exercises the First Extension Option, Borrower shall have the right and option to extend the First Extension Maturity Date to a date ending upon the expiration of the Second Extension Period (“Second Extension Option”). The Second Extension Option shall be granted to Borrower only if all of the following conditions have been simultaneously satisfied as of the commencement date of the Second Extension Period (unless an earlier date is specified hereinbelow):

(i)             receipt by Bank of an Extension Request from Borrower not less than forty-five (45) days prior to the First Extension Maturity Date but not more than ninety (90) days prior to the First Extension Maturity Date;

(ii)            Borrower’s satisfaction of all those requirements contained in Section 5.1 hereof has occurred;

(iii)          payment to Bank in cash, of the Extension Fee; provided, however at the time of the Second Extension Option, Borrower may elect by written notice to Bank to curtail any un- advanced portion of the Loan Amount and in such event, the Extension Fee shall be computed only on the outstanding principal balance due under the Note

(iv)           no Event of Default shall have occurred and be then existing;

(v)            no Material Adverse Change shall have occurred;

(vi)           receipt by Bank (at Borrower’s sole cost and expense) in form and substance acceptable to Bank dated within thirty (30) days of the First Extension Maturity Date of an appraisal evidencing an Appraised Value resulting in a Loan-to-Value Ratio less than or equal to sixty percent (60%); provided that, in the event such Loan-to-Value Ratio requirement is not satisfied, Borrower shall have the option to pay down the outstanding principal balance due under the Note, in such an amount as is necessary to satisfy such Loan- to-Value Ratio requirement;

(vii)          to the extent Bank shall have reasonably determined that any of the Accounts are then currently underfunded in Bank’s reasonable discretion, then Borrower shall have effectuated additional deposits into such Accounts to satisfy such concern;

(viii)         Borrower shall have provided Bank with written evidence reasonably satisfactory to Bank that the Debt Service Coverage Ratio shall then equal or exceed 1.40x; provided that, in the event such Debt Service Coverage Ratio requirement is not satisfied, Borrower shall have the option to pay down the outstanding principal balance due under the amount, in such an amount as is necessary to satisfy such Debt Service Coverage Ratio requirement.

(ix)            at Bank’s election, Bank shall have received an updated title report from the Title Company showing the Security Instrument as a prior and paramount lien on the Premises, that title to the Land is vested in Borrower and that no claim for mechanics’ or materialmen’s liens then encumber the Premises; and

(x)             Borrower shall have paid all reasonable costs and expenses incurred by Bank in connection with such extension, including without limitation, underwriting, title and legal fees and costs.

Article III. Collateral.

Section 3.1 Collateral. Subject to the Permitted Encumbrances, the Loan will be secured by a first- priority lien and security interest in the Premises, including without limitation the following (collectively, “Collateral”): (1) the Land and Improvements, (2) the Personalty, (3) the Accounts, (4) all leases relating to the Premises and all rents, issues and profits arising out of or related to the Premises, (5) all licenses and permits relating to any one or more of the Land, the Improvements and the Personalty, (6) all other property and property rights described in any one or more of the Security Instrument, the Collateral Assignments and any of the other Loan Documents, and (7) all proceeds, products, accessions, additions, replacements and substitutions of or to the foregoing property and property rights.

Section 3.2 Perfection. On the Closing Date, Bank will require that its liens and security interests in the Collateral described in Section 3.1 be perfected through recording of such of the Loan Documents as may need to be recorded in order to achieve perfection and through Bank taking possession of such of the Collateral as may need to be in Bank’s possession to achieve perfection. In addition, on the Closing Date, Bank shall require evidence satisfactory to it (1) that there are no liens and security interests prior to Bank’s on any of the Collateral, (2) that Bank has a first priority lien and security interest in the Collateral, subject only to the Permitted Encumbrances, and (3) that no liens and security interests, including, without limitation, mechanic’s liens and materialmen’s liens, may at a date subsequent to Closing Date, attach to the Premises or otherwise be perfected against the Premises, or any part thereof, which, upon such attachment or perfection, would have lien priority superior to Bank’s lien and security interest priority in the Collateral.

Section 3.3 Casualty. Borrower will give Bank prompt notice of any Casualty to the Premises and shall promptly commence and diligently prosecute to completion the Restoration of the Premises and otherwise comply with the provisions of Section 3.5. Borrower shall pay all costs and expenses of such Restoration (including, without limitation, any applicable deductibles under the insurance policies) whether or not such costs and expenses are covered by insurance. Bank may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In case of loss covered by policies of insurance, Bank (or, after foreclosure, the purchaser at the foreclosure sale) is hereby authorized, at Bank’s option, either (i) to settle and adjust any claim under such policies without the consent of Borrower, or (ii) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided however, Borrower may settle and adjust any claim provided that (a) no Event of Default then exists, (b) the loss or the applicable Net Proceeds are less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and (c) such adjustment is carried out in a competent and timely manner, and provided further that in any case Bank shall and is hereby authorized to collect and receive any such insurance proceeds and the expenses incurred by Bank in the adjustment and collection of insurance proceeds shall be so much additional Indebtedness hereby secured and shall be reimbursed to Bank upon demand. Notwithstanding any Casualty, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents.

Section 3.4 Condemnation Borrower will give Bank prompt notice of any instituted or threatened in writing Condemnation proceeding affecting all or any part of the Premises and shall deliver to Bank a copy of any and all notices or papers served in connection with such Condemnation or related proceedings. Borrower may settle and compromise any Condemnation proceeding only with the prior consent of Bank (which consent shall not be unreasonably withheld or delayed) and Bank shall have the opportunity to participate, at Borrower’s cost and expense, in any applicable litigation or proceeding and settlement discussions in respect thereof and Borrower shall from time to time deliver to Bank all instruments reasonably requested by Bank to permit such participation. Borrower shall, at its cost and expense, diligently prosecute any such litigation or proceeding, and shall consult with Bank, its attorneys and experts, and cooperate with them in the carrying on or defense of any such litigation or proceeding. Bank is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Condemnation Award and to make any compromise or settlement in connection with any Condemnation. Notwithstanding any Condemnation, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents, and the Indebtedness shall not be reduced until any Condemnation Award shall have been actually received and applied by Bank, after the deduction of expenses of collection, to the reduction or discharge of the Indebtedness. If the Premises or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute to completion the Restoration of the Premises and otherwise comply with the provisions of Section 3.5. If the Premises is sold, through foreclosure or otherwise, prior to the receipt by Bank of the Condemnation Award, Bank shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Condemnation Award.

Section 3.5 Application of Net Proceeds.

(a)           If a Casualty or Condemnation has occurred to the Premises, Bank shall make the Net Proceeds available for Restoration as provided for in Section 3.5(b), provided that each of the following conditions is satisfied:

(1)        no Event of Default shall have occurred and be continuing;

(2)        (A) in the event the Net Proceeds are insurance proceeds, less than twenty-five percent (25%) of the net rentable square footage of the Premises has been damaged, destroyed or rendered unusable as a result of such Casualty, or (B) in the event the Net Proceeds are a Condemnation Award, (i) less than ten percent (10%) of the Land constituting the Premises is taken, (ii) such Land is located along the perimeter or periphery of the Premises, (iii) such taking does not materially impair the existing access to or parking at the Premises, and (iv) no portion of the Improvements is the subject of the Condemnation;

(3)        Such Casualty or Condemnation does not allow any Leases to be terminated;

(4)        Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after the occurrence of such Casualty or Condemnation) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Law;

(5)        Bank shall be satisfied in its reasonable judgment that (A) the Restoration can be substantially completed on or before the earliest to occur of (i) six (6) months preceding the Maturity Date or (ii) the earliest date required for such completion pursuant to the terms of any Leases, and (B) the Premises (taking into account the Net Proceeds) shall continue, throughout the period of Restoration, to adequately secure the outstanding balance of the Loan; and

(6)        the Net Proceeds, together with any cash or cash equivalent deposited by Borrower with Bank, are sufficient, in Bank’s reasonable judgment, to pay for all costs and expenses of the Restoration in full.

(b)          The Net Proceeds shall be paid directly to Bank and held by Bank and, until disbursed in accordance with the provisions of this Section, shall constitute additional security for the repayment of the Indebtedness and satisfaction of the Obligations. The Net Proceeds shall be disbursed by Bank to Borrower (or directly to third parties to pay costs or expenses of the Restoration) from time to time during the course of the Restoration, upon Bank being furnished with (1) evidence satisfactory to it that all requirements set forth in Section 3.5(a) have been satisfied; (2) evidence satisfactory to it that each of the conditions set forth in Section 5.1 hereof have been satisfied; and (3) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Bank may reasonably require and approve; and Bank may, in any event, require that all plans and specifications for the Restoration be submitted to and approved by Bank prior to commencement of work. No payment made prior to the final completion of the Restoration shall exceed the value or cost of the work performed from time to time. Bank shall not be obligated to make disbursements of the Net Proceeds more frequently than once per calendar month.

(c)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Bank in consultation with a construction inspector, chosen by Bank, be sufficient to pay in full the balance of the costs and expenses which are estimated by such construction inspector to be incurred in connection with the completion of the Restoration, then Borrower shall deposit the deficiency (“Net Proceeds Deficiency”) into the Borrower’s Deposit with Bank before Bank makes any further disbursement of the Net Proceeds. The Net Proceeds Deficiency deposited with Bank shall be held by Bank and shall be disbursed for costs and expenses actually incurred in connection with the Restoration on the same terms and conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section shall constitute additional security for the repayment of the Indebtedness and satisfaction of the Obligations. Bank may, at its reasonable election, disburse Net Proceeds for Restoration in accordance with this Section prior to any disbursement from the Borrower’s Deposit for such purpose.

(d)          All (1) Net Proceeds not required to be made available for Restoration or (2) surplus which may remain out of Net Proceeds held by Bank after payment of all costs of Restoration, may be retained and applied by Bank toward the payment of the Indebtedness, whether or not then due and payable, in such order, proportion and priority as Bank in its reasonable discretion shall deem proper, or, at the reasonable discretion of Bank, the same may be paid, either in whole or in part, to Borrower for such purposes as Bank shall approve in its reasonable discretion.

(e)          Notwithstanding the foregoing or anything to the contrary contained herein, to the extent Net Proceeds are sufficient to pay the then outstanding Indebtedness in full, such Net Proceeds shall be so applied, with the balance, if any, payable to Borrower.

Section 3.6 Release Price So long as no Default Condition or Event of Default shall have occurred and be continuing, Bank shall release its interest (i.e., the Security Instrument, Financing Statement, Collateral Assignments or any other assignment or security (including, but not limited to an assignment of leases and rents)) against a Home thereon upon receipt of payment from the Borrower of the minimum release price (“Minimum Release Price”), which shall be equal to which shall be equal to the greater of (a)   100% of the Net Sales Proceeds, or (b) 135% of the allocated Loan Amount for such portion of the Premises, provided all of the following conditions have been satisfied:

(a)              No Event of Default shall have occurred and be continuing;

(b)              Payment by Borrower to Bank of the Minimum Release Price;

(c)              Such portion shall be a separate legal unit for purposes of, among other things, land use laws, real estate taxes and assessments;

(d)              Simultaneously with the release, Borrower shall record a deed conveying fee simple title to the transferred portion to a bona fide third-party purchaser;

(e)              After giving effect to the release, the remaining portion of the Premises shall remain in full compliance with the standards of maintenance and operation at the Premises, and all applicable zoning, building, subdivision, land use, parking and other laws applicable to the Premises;

(f)              If requested by Bank in writing, Bank shall have received a title policy endorsement to the title insurance policy delivered to Bank in connection with the Loan (A) insuring Bank’s interest in any easements created in connection with the release, (B) extending the effective date of the title policy to the effective date of the release, and (C) confirming no change in the priority of the Security Instrument on the remaining portion of the Premises or in the amount of the insurance or the coverage under the title policy;

(g)             Borrower shall, at its sole cost and expense, prepare any and all documents and instruments necessary to effect the release of such portion of the Premises, all of which shall be subject to the reasonable approval of Bank and Borrower shall also pay any reasonable expenses, including reasonable legal fees, incurred by Bank or its servicer to effect such release; and

(h)             If reasonably requested by Bank, Borrower shall execute such additional documents and instruments and obtain such opinions of counsel as are typical for transactions similar to such release.

Each payment of a Minimum Release Price received by the Bank shall be applied, at Bank’s option, first to any outstanding costs and fees associated with the Loan, then to accrued but unpaid interest, and then to principal.

Section 3.7 Excess Release Reserve. Borrower shall create at Bank a deposit account (“Excess Release Reserve”) into which any Minimum Release Price payment received in excess of the Loan balance at the time of receipt of such Minimum Release Price shall be deposited. Bank may, in its reasonable discretion, apply the Excess Release Reserve to pay any future amounts owing under the Loan.

Article IV. Conditions to First Advance.

All of the conditions set forth in this Article IV must be satisfied and completed, or the satisfaction and completion thereof waived by Bank, prior to any Advance by Bank. If all of the conditions are not met to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (1) withhold any Advance until the same are met, or (2) disburse and require that any unsatisfied terms and conditions be satisfied as a condition subsequent to Closing within such period of time as may be designated by the Bank.

Section 4.1 Loan Documents and Perfection of Lien. Bank shall have received fully executed and, if necessary, recorded or filed, originals of the Loan Documents as may be required by Bank prior to the first Advance, and all of the conditions listed in this Loan Agreement shall have been completed and satisfied, including, without limitation, perfection in favor of Bank of a first priority lien and security interest in all of the Collateral, subject only to the Permitted Encumbrances.

Section 4.2 UCC Search Results. Bank shall have received current UCC search results from such local and state filing offices as Bank may reasonably request, each showing no liens and security interests against any of the Collateral described in Section 3.1.

Section 4.3 Title Insurance Commitment. Bank shall have received the Title Policy, or the Title Insurance Commitment, with respect to the Premises issued by the Title Insurance Company, and such Title Policy, or Title Insurance Commitment, (1) shall have deleted, or shall have been marked to delete, all exceptions other than Permitted Encumbrances, (2) shall meet or have satisfied all requirements reasonably requested by Bank and (3) shall contain such endorsements as Bank deems appropriate (e.g., zoning, access, comprehensive). Without limiting the foregoing, but in addition thereto, the Title Policy, or marked up Title Insurance Commitment, shall insure in an amount up to the Loan Amount, Bank’s first priority lien and security interest in the Land, and in the Improvements as they are being constructed, subject only to the Permitted Encumbrances and such other matters as Bank may approve; and Bank’s first priority lien and security interest in the Land and in the Improvements as they are being constructed, shall be insured as superior and prior to any and all mechanic’s liens and materialmen’s liens which may be filed in the future relative to the Land and the Improvements.

Section 4.4 Survey. In lieu of an ALTA survey (dated not more than 90 days prior to the Closing Date) of the Land by a registered land surveyor, together with a surveyor’s certificate with respect to such survey, subject to Bank’s approval and complying with the Bank’s survey requirements, Borrower shall show the property is platted.

Section 4.5 Environmental Assessment / Reliance Letter. Borrower shall provide to the Bank a current Phase I environmental assessment and reliance letter inuring to Bank’s benefit with respect to the Land, the results and conclusions of which are in all respects satisfactory to Bank, in its reasonable discretion.

Section 4.6 Appraisal. Prior to the first Advance, Bank shall have received and approved a MAI appraisal of the Premises, performed in accordance with all Applicable Law by an independent appraiser selected by Bank and commissioned by and addressed to Bank, which is satisfactory to Bank in its reasonable discretion. The Borrower shall pay the cost of the appraisal.

Section 4.7 Taxes. Borrower shall have delivered to Bank evidence that ad valorem taxes and all general and special assessments on the Land have been paid through the most recent calendar year and are otherwise current in their payment under Applicable Law, and information as to tax parcel identification numbers, tax rates, estimated tax values, assessments and the identities of the taxing authorities.

Section 4.8 Utilities. Borrower shall deliver to Bank evidence satisfactory to Bank of the suitability and availability of water, sanitary sewer and storm water sewer, electric, gas, internet connectivity and other utilities needed for operation of the Project and to properly service the Premises in its intended use by providing a utilities facilities endorsement to the title policy, together with evidence satisfactory to Bank that all easements needed for the maintenance and use of such utilities are available.

Section 4.9 Licenses and Permits. If applicable, Bank shall have received copies of all necessary licenses and permits for the operation of the Improvements.

Section 4.10 Flood Hazards. Bank shall have received evidence that the Improvements are not located within an area identified as having “special flood hazards” as such term is used in the federal Flood Disaster Protection Act of 1973, and Bank shall have received a flood hazard certification for the Project (which the Bank may in its reasonable discretion order) which reflects that improvements will not be located in an area designated as a Zone V or Zone A flood hazard area.

Section 4.11 Insurance. Borrower shall have delivered to Bank evidence that Borrower has obtained each of the insurance policies required under the Security Instrument and Section 7.7, together with satisfactory evidence of premium payments.

Section 4.12 Current Financial Statements. Prior to the first Advance, Borrower and any other Person obligated for payment of the Loan or Borrower’s performance shall have delivered to Bank complete and current financial statements, with the Bank’s certification form attached, all in a form satisfactory to Bank.

Section 4.13 Taxpayer Identification Number Borrower and any other Person obligated for payment of the Loan or Borrower’s performance shall have supplied to Bank their respective federal taxpayer identification numbers or social security numbers, as appropriate.

Section 4.14 Authority Documents. Bank shall have received from Borrower and from such other Persons as Bank may request, documents evidencing Borrower’s and such other Persons’ respective authority to enter into the Loan, such documents to include:

(a)          certified copy of the articles of organization/articles of incorporation/partnership agreement;

(b)          certificate of existence or good standing from the applicable Governmental Authorities;

(c)          certified copy of the operating agreement/by-laws/partnership agreement, together with all amendments thereto; and

(d)         certified copies of the resolutions authorizing the Loan and the execution and delivery of the Loan Documents.

Section 4.15 Attorney’s Opinion. Borrower’s and Guarantors’ counsel shall have delivered to Bank its written opinion regarding the organization and operation of Borrower, the enforceability of the Loan Documents and such other matters as Bank may reasonably request, such opinion to be in all respects satisfactory to Bank and its counsel.

Section 4.16 Management Agreement. Borrower acknowledges there is no management agreement associated with the Premises. The Premises will be self-managed by the Borrower.

Section 4.17 Agreements Related to Borrower. The Bank shall have received and approved copies of all equity partnership agreements and similar documents related to Borrower.

Section 4.18 Leases If applicable, Bank shall have received and approved in writing: (i) true and correct copy of all Leases and guarantees thereof (if any); (ii) estoppel certificate and subordination and attornment agreements (including nondisturbance agreements if and to the extent agreed to by Bank in its reasonable discretion), in form and content satisfactory to Bank, from each Tenant; and (iii) evidence satisfactory to Bank of Borrower’s compliance with the Leases.

Section 4.19 Consents and Approvals. Bank shall have received true and exact copies of any other consents and approvals of all Persons required in order for Borrower to construct, occupy and utilize the Improvements for its intended purpose and to comply with all of the terms of the Loan Documents, including those of any Private Association.

Section 4.20 Compliance with Laws; Governmental Approvals. Bank shall have received evidence that the Premises, and the intended uses of the Premises are in compliance with all Applicable Law and other restrictions and requirements applicable to the Premises, and that all governmental approvals as may be necessary to comply with all governmental requirements relating to the Project have been obtained and that applicable appeal periods have expired. The evidence of compliance may include letters, licenses, permits, certificates and other correspondence from the appropriate Governmental Authorities and Private Associations. The Applicable Law and other restrictions and requirements with which compliance and evidence of compliance will be necessary include, without limitation, the following: building codes, private building restrictions and covenants, safety, health and environmental protection laws (to include those relating to air and water quality, and those relating to mold and other fungi), disability accessibility and other local barrier laws, erosion control ordinances, doing business laws, licensing laws and zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Land, the permitted uses of the Land under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks).

Section 4.21 Lien Waivers. Bank shall have received such lien waivers and lien affidavits as Bank may deem necessary or appropriate from mechanics, materialmen, contractors and other Persons who may be performing work on the Premises or who may supply materials, products or equipment thereto.

Section 4.22 Origination Fee. Borrower shall have paid to Bank the origination fee in the amount of Thirty Nine Thousand Two Hundred Fifty and No/100 Dollars ($39,250.00).

Section 4.23 Pending Litigation. Borrower shall have certified to Bank that no litigation or proceedings are pending or threatened in writing which might adversely affect Borrower’s ability to perform Borrower’s obligations under this Loan Agreement, Borrower’s agreement with contractors or Borrower’s development and operation of the Project.

Section 4.24 Ownership Structure. The ownership structure of the Borrower shall be reviewed and approved by the Bank.

Section 4.25 Equity. Borrower shall have contributed equity to the Project as required under Section 2.3 hereof.

Section 4.26 Beneficial Ownership Certification. Borrower has provided to Bank the documentation and other information so reasonably requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act. Borrower has delivered a Beneficial Ownership Certification in relation to Borrower.

Section 4.27 Rental Agreement. Borrower shall deliver to Bank the approved form of Rental Agreement. Miscellaneous. Borrower shall deliver to Bank all of the Loan Documents (duly executed by all parties thereto to the extent any of such Loan Documents must be executed by the parties thereto in order to be enforceable against them) and all other items set forth in this Loan Agreement and which Bank or its counsel may require. Upon request, Borrower shall deliver such other documents, contracts, and information relating to the Project as the Bank reasonably requests.

Section 4.29 Additional Conditions to Advance. Bank shall not be obligated to make the first Advance if a Default Condition or an Event of Default shall exist.

Section 4.30 Waiver of Conditions. Bank may, at its option, waive any condition precedent to the first and any subsequent Advance, and either eliminate the condition or require that the condition be satisfied at some later time. A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time.

Article V. Conditions Precedent to Advances Following the First Advance

Section 5.1 Periodic Advances. All of the conditions set forth below in this Section 5.1 must be satisfied before Bank is obligated to make any Advances after the first Advance and each of the conditions must be and remain satisfied at the time of each Advance subsequent to the first Advance. As in Section 4.1, all of the following conditions must be met or completed to Bank’s satisfaction, unless waived by Bank.

(a)           Existing Conditions. All of the conditions stated in Article IV must have been satisfied to Bank’s satisfaction and they each must remain satisfied at the time of the Advance, or the satisfaction thereof waived by Bank.

(b)           Draw Request. Borrower shall have delivered to Bank a Draw Request for each subsequent Advance.

(c)           Subsequent Liens. No other lien or other interest shall have been permitted to attach to the Premises superior or subordinate to the interest of Bank under the Security Instrument or under any of the other Loan Documents, except taxes for the current year, and other matters acceptable to Bank as evidenced by Bank’s written consent thereto. All parties holding direct contracts with the Borrower related to the Project shall execute lien waivers prior to each Advance.

(d)           Title Insurance. Bank shall have received the Title Policy which conforms in all respects with the marked up Title Insurance Commitment that Bank received on the Closing Date. In the event periodic title endorsements are not required by the Title Insurance Company to be issued in connection with the Title Policy, Borrower nonetheless agrees to cause title endorsements to be issued to the Title Policy as required by Bank.

(e)           Equity. Borrower shall have contributed equity to the Project as required under Section 2.4 hereof.

(f)           As-Built Survey. If required by the County of Beaufort, South Carolina or City of Beaufort, South Carolina in connection with the Project, Bank shall have received a copy of an “as- built” survey prepared by a land surveyor registered as such in the jurisdiction in which the Premises are located, which survey meets in all respects the survey requirements of the Bank. The survey shall meet in all respects Bank’s the survey requirements and contain a surveyor’s certificate in a form satisfactory to Bank.

Section 5.2 Requirements for the final Advance. Bank shall not be obligated to make the final Advance of the Loan until all of the conditions set forth below in this Section 5.2 have been satisfied. As in Section 4.1 and Section 5.1, all of the following conditions must be met or completed to Bank’s satisfaction.

(a)           Existing Conditions. All of the conditions stated in Article IV and Section 5.1 must have been satisfied to Bank’s satisfaction and they each must remain satisfied at the time of the Advance, or the satisfaction thereof waived by Bank.

(b)           Insurance. Bank shall have received evidence of insurance in such amount, with such terms and with such provider as shall be acceptable to Bank.

Article VI. Representations and Warranties

In order to induce Bank to enter into this Loan Agreement and to make the Loan as herein provided, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Loan Agreement, the Note, the Security Instrument, the other Loan Documents and any inspections and examinations at any time made by or on behalf of Bank, and all of which shall be continuing representations and warranties from Borrower to Bank, except those representations and warranties which speak as of a specific date below:

Section 6.1 No Default. Borrower is not in default beyond any applicable notice and cure periods under any instrument, loan agreement, indenture, mortgage, deed of trust, deed to secure debt, security deed, security agreement, pledge agreement, guaranty agreement or other agreement to which it is a party, and Borrower is not in default under any of the foregoing agreements by which it may be bound, the default under which would result in a Material Adverse Change. Neither the execution and delivery of this Loan Agreement, the Note and the other Loan Documents, nor the consummation of the transactions herein and therein contemplated, nor compliance with the provisions hereof or thereof will violate any Applicable Law, or will conflict with, or result in the breach of, or constitute a default under, any instrument, loan agreement, indenture, mortgage, deed of trust, deed to secure debt, security deed, security agreement, pledge agreement, guaranty agreement or other agreement to which Borrower is a party.

Section 6.2 No Actions. There are no actions, suits or proceedings pending, and to the knowledge of Borrower threatened in writing, against or affecting Borrower before any court, arbitrator or Governmental Authority which might have a Material Adverse Change on any one or more of the following: (1) Borrower’s business operations, (2) a substantial part of Borrower’s assets, or (3) Borrower’s ability to observe and perform its obligations to Bank under any of the Loan Documents as and when the same are required to be observed or performed.

Section 6.3 Title to Premises. As of the Closing Date, Borrower will have good and marketable fee simple title to and in all the Premises free and clear of all liens and encumbrances other than the liens of Bank and Permitted Encumbrances.

Section 6.4 Tax Returns. Borrower has filed all federal, state, local and other tax returns which are required to be filed by it. Borrower has paid all taxes, assessments and other governmental charges which became due and were required to be paid by Borrower up through the Closing Date, other than those which are due and payable for the current year without penalty or interest, and those being contested by Borrower in good faith by appropriate proceedings. Borrower has established reserves adequate for the payment of all federal, state, local and other tax liabilities, including those it is now contesting.

Section 6.5 Validity of Loan Documents. Upon execution and delivery, this Loan Agreement, the Note, the Security Instrument and the other Loan Documents are and the same shall be valid and binding agreements of Borrower, enforceable against Borrower in accordance with the terms thereof and hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 6.7 Priority of Liens. Upon proper recordation of the Security Instrument, the Financing Statements and any of the other Loan Documents which Bank requires to be recorded or filed, Bank will hold a first priority security interest in and lien on the Collateral described therein free and clear of all liens, claims of lien and encumbrances, except for the Permitted Encumbrances.

Section 6.8 No Untrue Statements. This Loan Agreement and the certificates, written statements and other documents furnished to Bank by Borrower in connection with the Loan or in connection with any transaction contemplated hereby, and those furnished to Bank by any other Person on behalf of Borrower in connection with the Loan or in connection with any transaction contemplated hereby, do not contain any untrue statement of a material fact and do not omit disclosure of a material fact, which, by its omission, makes the statements contained herein or therein misleading. There is no fact known to Borrower which has not been disclosed to Bank in writing which materially affects any one or more of the following: (1) the Premises, (2) Borrower’s business, prospects, profits or financial condition, or (3) the business, prospect, profits or financial condition of any other Person obligated, either primarily or secondarily, on the Loan. There is no fact known to Borrower which has not been disclosed to Bank in writing which materially affects the ability of Borrower to perform as and when required under each and all of the Loan Documents.

Section 6.9 Permits and Licenses. Borrower has obtained or has made provisions for obtaining all permits, licenses and approvals necessary for the operation of the Improvements, and there are no restrictions, covenants or other matters that prevent or may prevent the intended use of the Premises as stated by Borrower in one or more of the Loan Documents.

Section 6.10 Utilities. All utility services necessary for the operation of the Premises for their intended purposes as stated in one or more of the Loan Documents are presently available. The utilities are available through presently existing public or unencumbered private easements or rights-of-ways located at the boundaries of the Land. The utilities include but are not limited to, water supply, storm and sanitary sewer, electric, gas, telephone and internet connectivity facilities, and all such utilities are non-interruptible. There are no unpaid assessments for any of the utilities and there are no unpaid assessments for street or sidewalk paving and curbing, nor has Borrower received any notice of any proposed public improvements that would result in either general or special assessments being levied against the Premises or parts thereof. All utilities will inure to the benefit of Bank in the event of the foreclosure of the Premises, or a deed in lieu of foreclosure.

Section 6.11 Environmental Condition of Premises. The Premises described herein are and at all times while Bank has any interest in or lien on the Premises will continue to be in full compliance with all federal, state and local environmental Applicable Law, including, but not limited to, those relating to air and water quality, those relating to oil, gas and petroleum products, those related to lead based paints, those related to radon, those related to asbestos and those related to mold and other potentially harmful fungi. As of the date hereof, to the best of Borrower’s knowledge and except as provided in that certain environmental report obtained by Borrower relating to the Land, by Newkirk Environmental Inc. dated June 30, 2021, a copy of which has been provided to Bank (“Environmental Report”), there are no hazardous materials, substances, wastes and other environmentally regulated substances (including, without limitation, gas, oil and other petroleum products, lead based paints and any materials containing asbestos) located on, in or under the Premises or used in connection therewith; or if there are any of the foregoing, (1) Borrower has fully disclosed to Bank in writing the existence, extent and nature of any such substances, (2) Borrower is legally authorized and empowered to maintain such substances on, in or under the Premises or use them in connection therewith, and (3) Borrower has obtained and will maintain all licenses, permits and approvals required with respect thereto, and Borrower is and will remain in full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals.

Section 6.12 Zoning. The present and proposed use of the Premises is in compliance with all zoning ordinances. All municipal and other governmental and regulatory approvals have been obtained for the operation of the Premises for the purposes intended as stated in one or more of the Loan Documents.

Section 6.13 No Violations. There does not exist any notice of any uncorrected violation of any regulation, ordinance, rule, order or directive of any Governmental Authority with respect to the Premises.

Section 6.14 Contracts Respecting the Premises. As of the Closing Date, all contracts respecting the Premises and the use thereof, if any, including, without limitation, all Leases and all rental agreements with respect to the Premises, are in full force and effect and none of the parties to any of such contracts are in default under any of them. Borrower represents and warrants to Bank that as of the Closing Date there are no Leases affecting the Premises except as previously disclosed to Bank in writing.

Section 6.15 Certification. There is no fact or condition known to Borrower that constitutes a material or significant threat or risk to Borrower’s performance under the Loan Documents.

Section 6.16 OFAC. Borrower (1) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is not otherwise associated with any such Person in any manner violative of Section 2, and (3) is not a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.17 PATRIOT Act Without limiting Borrower’s other representations and warranties in this Article VI relating to compliance with Applicable Law, Borrower is in compliance, in all material respects, with (1) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (2) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT) Act of 2001.

Section 6.18 Beneficial Ownership Regulation. Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Article VII. Borrower’s Covenants and Agreements

Borrower covenants and agrees with Bank that it will fully and promptly do and perform each and every one of the following covenants and agreements, or to the extent any of the covenants and agreements set forth below requires it to refrain from doing an act, it will so refrain:

Section 7.1 Material Covenants. Borrower acknowledges to Bank that the breach or default by Borrower of any of the covenants and agreements set forth in this Article VII is and the same shall be material.

Section 7.2 Payment/Performance. Borrower shall pay when due all sums owing to Bank under the Note, this Loan Agreement and the other Loan Documents, and Borrower shall promptly perform all other obligations of Borrower thereunder and hereunder.

Section 7.3 Further Assurances. On demand of Bank at any time and from time to time, Borrower shall do any act, and execute any additional documents consistent with the Loan Documents required by Bank to secure the Loan, confirm and perfect the lien of the Security Instrument and any other security documents and to comply with the Loan Documents, including, but not limited to, additional Financing Statements, new or replacement notes and agreements supplementing, extending and otherwise modifying any one or more of the Note, this Loan Agreement, the Security Instrument and the other Loan Documents.

Section 7.4 Preservation of Contracts. Borrower shall not, without the prior written approval of Bank, terminate or cancel its contracts or agreements with any Person furnishing labor, services, materials, parts or equipment to or in connection with the Improvements. Borrower shall not modify any contract with any Person furnishing labor, services, materials, parts or equipment to or in connection with the Improvements, without Bank’s prior written consent. Subsequent to the Closing Date, Borrower must give Bank prior written notice of any architects, engineers, contractors, construction inspectors and other Persons who Borrower proposes to contract with. Borrower shall also provide Bank prior written notice of any Persons Borrower desires to contract with as additional architects, engineers, general contractors or other Persons to furnish labor, services, materials, parts or equipment in or to the Improvements. Bank has the right to approve or disapprove such substitutions and to approve or disapprove such additions in its reasonable discretion and to require the submission of any additional documentation Bank deems relevant regarding such substitutions and additions prior to making its decision on whether to approve or disapprove. Intentionally Deleted.

Section 7.6 Use of Loan Funds. Borrower shall use all Loan proceeds disbursed to Borrower solely in payment of costs and expenses itemized in the Budget, unless agreed to in writing otherwise by Bank. Without limiting the foregoing, but in addition thereto, Borrower shall not use any of the Loan proceeds, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 7.7 Insurance. Borrower covenants to maintain insurance as required herein and in the other Loan Documents, including the insurance coverages set forth below:

(a)          at all times from and after the Closing Date until the Loan and all other monetary and non-monetary obligations of Borrower to Bank under the Loan Documents are satisfied in full, general liability insurance covering risks customarily carried in similar properties having a use or uses similar to that being made of the Premises from time to time;

(b)          if the Premises is located in an area designated as a flood zone or an area which Bank deems to be prone to flooding, a flood insurance policy;

(c)          at all times from and after the Closing Date until the Loan and all other monetary and non-monetary obligations of Borrower to Bank under the Loan Documents are satisfied in full, workers’ compensation insurance covering risks customarily carried in similar properties having a use or uses similar to that being made of the Premises from time to time; and

(d)          at all times from and after the Closing Date until the Loan and all other monetary and non-monetary obligations of Borrower to Bank under the Loan Documents are satisfied in full, business interruption insurance covering risks customarily carried in similar properties having a use or uses similar to that being made of the Premises from time to time.

All insurance shall be with insurance carriers approved by Bank with a Bests Insurance Reports policy holder’s rating of at least “A” and a Best’s Key Rating Class of at least “IX”. The insurance must be in amounts acceptable to Bank and the form of the policies must be satisfactory to Bank and comply with Bank’s insurance requirements. If applicable, such insurance shall also comply with any and all insurance requirements in each Lease. The flood insurance in (b) above, and the business interruption insurance in (d) above shall contain standard noncontributing mortgagee clauses showing Bank as the mortgagee/loss payee and an additional insured, and they each shall contain standard waiver of subrogation clauses and such other clauses and endorsements as Bank may require. The general liability insurance in (a) above shall include Bank as an additional insured and loss payee. Conformed copies of the policies, or certificates evidencing insurance coverages as required hereunder, shall be delivered to Bank as and when reasonably requested by Bank, or at such other times as may be specified in this Loan Agreement and the other Loan Documents. The conformed copies of the policies, or the certificates of insurance coverage, shall contain or be accompanied by an agreement with the insurer or insurers therein to give the Bank thirty (30) calendar days prior notice of intent to cancel. The conformed copies of the policies, or the certificates of insurance, shall be accompanied by evidence of payment of the premium therefor.

Section 7.8 Taxes. Upon the request of Bank, Borrower shall submit to Bank such receipts and other statements which shall evidence, to the satisfaction of Bank, that all taxes, general and special assessments and other items required to be paid by Borrower under this Loan Agreement and any of the other Loan Documents have been paid in full.

Section 7.9 Environmental Matters. Any environmental matters, hazardous materials, substances, wastes or other environmentally regulated substances (inclusive of oil, gas and other similar petroleum products) shall be governed by the terms of the Hazardous Substances Indemnity Agreement entered into by Borrower and Guarantors in favor of Bank of even date herewith.

Section 7.10 Financial Statements, Tax Returns. Borrower shall provide to Bank financial statements from time to time as Bank may reasonably require. The financial statements shall be in a form and shall cover such substantive matters as Bank may from time to time reasonably require. Without limiting the generality of the foregoing, at a minimum, Borrower shall provide Bank with the following:

(a)          Borrower shall submit an annual financial statement to Bank no later than sixty (60) days after fiscal year end for internally prepared financial statements and no later than one hundred twenty (120) days after fiscal year end for accountant prepared statements; and (which shall be preliminary without tax adjustments) prepared in accordance with Acceptable Accounting Standards and certified to by Borrower. Such statements shall include, at a minimum: a balance sheet; an income and expense statement; a statement showing contingent liabilities; detailed cash flow statements for the Project; and any supporting schedules or documentation which Bank may require.

(b)          Within thirty (30) days of filing, Borrower and each Guarantor shall submit to Bank a copy of its/his complete federal tax returns with supporting schedules and/or extensions.

(c)          If reasonably requested by Bank in its reasonable discretion, monthly management reports consisting of operations information, rent rolls, cash flows and a profit and loss statement as of the end of each calendar month, such management reports to be due no later than fifteen (15) days after the end of each month; provided, however, that Bank may adjust the frequency with which the management reports are reasonably requested by Bank based on (i) Borrower’s compliance with the provisions hereof; and (ii) Borrower’s performance metrics over the preceding twelve (12) months.

(d)          Such additional information and statements, lists of assets and liabilities, aging of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Bank may reasonably request from time to time.

Section 7.11 Loans and Advances. Unless Bank otherwise consents in writing, Borrower shall not make any loans or advances to any Person and Borrower shall not permit any equity withdrawals from Borrower by any Person.

Section 7.12 Deposit Accounts. Until the Loan is paid in full, Borrower shall cause all its deposit accounts, exclusive of its property management accounts but including all Accounts, to be maintained with Bank.

Section 7.13 No Subordinate Financing, Sales or Transfers of Collateral, or Fundamental Changes in Borrower. During the term of the Loan, without the Bank’s prior written consent, such consent not to be unreasonably withheld or delayed, there shall be (i) no secondary financing of the Land or Collateral, and no liens against the Land or Collateral subordinate to the liens in favor of the Bank; (ii) no sale or transfer of ownership of the Land or Collateral; (iii) no sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, whether by operation of law or otherwise, of any direct or indirect ownership interest in Borrower unless Bank has given its prior written approval and no change in the structure of Borrower shall be permitted; (iv) no change in the fiscal year end of the Borrower; and (v) no change in the character of Borrower’s business.

Section 7.14 Modification of Contracts. Borrower shall not, without the prior written approval of Bank, terminate or modify any contracts relating to the purchase of the Premises, such approval not to be unreasonably withheld or delayed.

Section 7.15 Cash Distributions. Borrower shall not make any distributions to partners, members or shareholders which could cause the Loan to be classified as a HVCRE. In addition, Borrower shall not make any distributions to partners, members or shareholders during any Cash Flow Sweep Period or during period of time in which an Event of Default exists.

Section 7.16 Single Purpose Entity. Borrower’s sole business purpose must be to own and operate the Premises. Borrower (a) must conduct business only in its own name, (b) may not engage in any business or own any assets unrelated to the Land and the Improvements, (c) may not have any Indebtedness other than (i) the principal, interest and other sums evidenced by the Note or the Loan Documents and any other amounts, payments or premiums payable under the Loan Documents, (ii) unsecured letters of credit or guarantees required by Governmental Authorities in connection with the operation of the Improvements, (iii) trade debt incurred in the ordinary course of operation of the Premises in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event that the outstanding principal balance of such debt may not exceed at any one time one-half percent (.5%) of the outstanding Obligations, and (iv) equipment leases entered into in the ordinary course of the operation of the Premises, (d) must have its own separate books, records, and accounts (with no commingling of assets), (e) must hold itself out as being an entity separate and apart from any other Person, (f) must observe organizational formalities independent of any other entity, and (g) may not change its name, identity, or organizational structure unless otherwise expressly permitted pursuant to the terms of this Loan Agreement or any other Loan Document.

Section 7.17 HVCRE. Borrower shall at all times maintain sufficient equity in the Premises to ensure that the Loan is not categorized as an HVCRE.

Section 7.18 Guarantees, Contingent Liabilities and Loans. Borrower shall not at any time, without the prior written consent of Bank, directly or indirectly become or be liable in respect of any guaranty, or assume, guarantee, become surety for, endorse or otherwise agree to become directly or contingently liable upon or with respect to any obligation or liability of any other Person or entity, or make any loans to any of its directors, officers, partners, members, managers, shareholders, subsidiaries and affiliates.

Section 7.19 Good Standing. Borrower shall at all times remain in “good standing” in each jurisdiction where it operates, as such term, or similar term, is defined by the secretary of state or regulator body therein.

Article VIII. Events of Default; Remedies.

Section 8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder (after the expiration of any applicable notice and/or cure periods set forth below in this Loan Agreement):

(a)           the occurrence of any event of default under the Note or any of the other Loan Documents, including, without limitation, Borrower’s failure to pay when due the principal of or interest on the Note or any other sums due thereunder, whether fees, charges, premiums or costs and expenses;

(b)           Borrower’s breach of or default under any of the terms, conditions or covenants contained in this Loan Agreement or any of the other Loan Documents;

(c)           the actual demolition, injury or waste to the Collateral, or any part thereof, which, in the sole opinion of Bank, may impair its value or the actual or threatened decline in value of the Collateral or any material part thereof;

(d)           Borrower’s assets, or any material part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by any Governmental Authority, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(e)          any Borrower shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Borrower or any substantial part of such Borrower’s property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Borrower or for a substantial part of such Borrower’s assets, (iv) file an answer admitting the material allegations of a petition filed against such Borrower in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(f)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or such Borrower’s debts, or any substantial part of such Borrower’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or for a substantial part of such Borrower’s assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)          Borrower’s default under the terms of any instrument or other agreement to which this Loan Agreement or any of the other Loan Documents is subordinate or which is subordinate to this Loan Agreement or any of the other Loan Documents;

(h)          the death or mental incapacity of any Guarantor; provided, however that the death or mental incapacity of any Guarantor shall not be a default, provided neither Borrower nor any Guarantor is then otherwise in default under any of the Loan Documents, and provided further that, within sixty (60) days after the date of such death or mental incapacity, Borrower (A) provides Bank a reaffirmation from the executor of such Guarantor’s estate (if applicable) reaffirming the obligations contained herein and certifying (with such evidence as Bank may reasonably request) that such estate maintains assets in an amount substantially similar to the assets of such Guarantor immediately prior to such death, or (B) provides a substitute guarantor reasonably acceptable to Bank, who (i) meets or exceeds the required financial strength and position necessary to cause the Guarantors collectively to meet or exceed any financial covenants set forth in the Loan Documents; (y) satisfies the underwriting criteria that Bank customarily uses in assessing potential guarantors; and (z) executes and delivers guaranty agreements in substantially the same form and substance as the Guaranties, subject only to changes based on the identity of the replacement Guarantor (or such other changes requested by replacement Guarantor that are acceptable to Bank in its sole discretion);

(i)           any false statement, material misrepresentation or withholding of facts by Borrower or any other Person in any loan application or other document provided by Borrower or any other Person to Bank or its agents, including any material misrepresentation made in this Loan Agreement, or in any presentation made by Borrower or any other Person to Bank or its agents, as to any matter relied upon by Bank in evaluating whether to extend financing to Borrower;

(j)           Borrower is enjoined, restrained or in any way prevented by any court order from constructing or operating the Improvements, which is not lifted, dismissed or otherwise released within thirty (30) days after the issuance of such order;

(k)          the dissolution, termination of existence, merger or change in control of or in Borrower;

(l)           any governmental authority takes action that Bank believes could have a Material Adverse Change on Borrower or Guarantors’ financial condition or ability to repay any of the Obligations; any indictment or conviction of any Borrower, Guarantor, or any officer, director or stockholder of any Borrower for a felony offense under state or federal law, or a determination by Bank, in its sole discretion, that a Material Adverse Change in the financial condition of Borrower has occurred since the date of this Loan Agreement that could impair the ability of Borrower to perform its obligations as and when required under any of the Loan Documents;

(m)         intentional default by Borrower under any of the Rental Agreements;

(n)          Bank fails to have a first-priority security interest in the Collateral, subject to no other liens except Permitted Encumbrances; or

(o)          one or more final judgments are entered against Borrower or against the Guarantors, or any of them, and said judgments are not stayed or bonded over within thirty (30) days after entry;

Notwithstanding anything contained in the Loan Documents to the contrary, if Borrower fails to make any payment when due under the Loan Documents, no Event of Default shall be declared, and no right or remedy shall be exercised by Bank as a result thereof, unless Borrower shall have failed to pay such amount within five (5) days after due. Other than when a different time period is set forth in this Section 8.1 above, in the event of a breach or default other than for nonpayment, Borrower shall have a period (“Cure Period”) of thirty (30) days after the Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period, provided further that if the Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for sixty (60) additional days, but in no event shall the Cure Period be longer than ninety (90) days in the aggregate; provided, however, that there shall be no obligation for the Bank to give notice and no right of Borrower to cure if the event or condition is either the institution of a voluntary bankruptcy, insolvency or receivership action, the giving of any material false or fraudulent representation to Bank, or the failure to keep the collateral free and clear of consensual liens not approved in writing in advance by Bank.

Section 8.2 Rights and Remedies. If an Event of Default shall occur under this Loan Agreement, in addition to any other right and remedy which may be available to Bank and without limiting any other right and remedy granted to Bank in the Loan Documents, which rights and remedies are fully exercisable by Bank as and when provided in such other Loan Documents, Bank shall have the rights and remedies set forth below in this Section 8.2, any and all of which it may exercise at its election, without notice of its election and without demand – subject, however, to applicable notice or grace periods, if any. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than notice required herein or by applicable law.

(a)          Acceleration of Maturity. Bank may, at its option, accelerate and declare immediately due and payable the Note, as well as any of and all of the other Indebtedness and obligations owing under this Loan Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder. Bank hereby agrees to provide Borrower notice of such acceleration of the maturity of the Note, provided that the failure of Bank to provide such notice shall not impair its rights and remedies under this Loan Agreement or to the Collateral. In addition to the foregoing, Bank may from time to time and at any time proceed to protect and enforce its rights and remedies under the Loan Documents (including its absolute and unconditional right to recover full payment of any and all of the obligations owing by Borrower, as well as those owing by other Persons to Bank) by any one or more of the following: judicial and non-judicial foreclosure proceedings as against all and any part of the Collateral, without regard to the situs of such Collateral; suits in equity; actions at law; and other appropriate legal, equitable and administrative proceedings to enforce full payment.

(b)          Bank’s Power of Enforcement. Bank may by appropriate actions and proceedings seek to do and have done any and all of the following: (1) to enforce through actions at law and proceedings in equity, or both, payment of all and any part or parts of the obligations owing by Borrower to Bank under the Loan Documents, the performance of any of the terms in any of the Loan Documents, and any other rights and remedies available to Bank; (2) to foreclose and to authorize the foreclosure of all and any part or parts of the Collateral, or interests therein, and to sell and have sold, as an entirety or in separate lots or parcels, at one or more sales, the Collateral, or parts thereof or interests therein, under the power of sale granted in the Loan Documents (to the extent permitted by law) or the judgment or decree of a court or courts of competent jurisdiction; and (3) to pursue any other right and remedy available to it under the Loan Documents, at law and in equity. Bank may proceed either by such actions and proceedings or by the exercise of its powers with respect to entry and taking possession, or both, as Bank may determine in its discretion; and the same may be taken without regard to whether the Note (or any and all of the Notes if more than one) or any and all of the obligations owing to Bank under this Loan Agreement and the other Loan Documents shall be due and payable and without prejudice to the right of Bank thereafter to bring actions and proceedings for any default existing at the time any earlier action or proceeding was commenced. The taking of any action does not preclude Bank from taking subsequent action and Bank may continue taking subsequent actions at such time or times as it elects until the Loan and all other amounts owing to Bank under the Loan Documents are paid in full.

(c)          Bank’s Rights to Enter and Take Possession, Operate and Apply Income.

(i)               Right to Possession. Borrower, upon demand of Bank, shall forthwith surrender to Bank the actual possession of all, or such part or parts of the Collateral, or interests therein, as Bank may direct; and if and to the extent permitted by law, Bank, through its own actions and through those of its agents, without any prior notice to Borrower and demand on Borrower, may enter and take possession of any and all of the Collateral, or interests therein, and may exclude Borrower and any other Persons wholly or partly therefrom – as Bank elects. If Bank takes possession of the Collateral or parts thereof or interests therein as aforesaid, Bank and Borrower shall have joint access to the books and records of Borrower – such joint access to be under and pursuant to procedures established by Bank, which procedures may call for Bank to possess the books and records with Borrower having access to them under the supervision of Bank. Upon Bank’s possession of any of the Collateral or parts thereof or interests therein, Borrower will pay monthly in advance to Bank, or to any receiver appointed to collect the rents, income, proceeds and other benefits of the Collateral, the fair and reasonable rental value for the use and occupation of such part of the Collateral as may be left in the actual possession of Borrower (not in lieu of, but in addition to, all amounts which may be owing under the Loan Documents to Bank); and upon default in any such payment, Borrower will vacate and surrender possession of such part of the Collateral to Bank or to such receiver and, in default thereof, Borrower may be evicted by summary proceedings or otherwise.

(ii)             Action for Possession. If Borrower should fail for any reason to surrender possession or if Borrower should fail for any reason to deliver possession of the Collateral, or any part or parts thereof or interests therein, to Bank after the earlier of Bank’s demand therefor or Bank’s attempt to gain possession without prior demand, Bank may obtain, without prior notice to Borrower and without Borrower having a hearing thereon, a judgment or decree conferring on Bank and Bank’s agents the right to immediate possession of all of the Collateral, or such part or parts thereof or interests therein, as Bank may elect, and a judgment or decree requiring Borrower to surrender and deliver immediate possession of all of the Collateral to Bank, or such part or parts thereof or interests therein, as Bank may elect. If Bank seeks such a judgment or decree, Borrower does hereby consent in advance to the entry of such judgment or decree without prior notice to Borrower and without Borrower having a hearing thereon; Borrower reserving, however, the right to challenge at a subsequent time the existence of an Event of Default. Borrower shall pay to Bank, upon demand, all costs and expenses of obtaining such judgment or decree, including reasonable compensation to Bank, its attorneys and agents; and all such costs and expenses shall, until paid, be secured by the lien and security interest of Bank in the Collateral, and shall be payable on demand with interest from date of demand at the highest contract rate payable under the Note.

(iii)           Management of Collateral. Upon each and every entering into and taking of possession of the Collateral, or part or parts thereof or interests therein, by the Bank through its own actions and by the Bank through those of its agents and other Persons, Bank may directly and through its agents and other Persons, hold, store, use, operate, construct, install, complete, repair, restore, preserve, protect, manage and control all and any part or parts of, and interests in the Collateral, and conduct the business related thereto; and, without limiting the foregoing, from time to time and at any time, the Bank may do and the Bank may have done or direct the doing of any one or more of the following through itself, its agents and such other Persons as Bank deems appropriate under the circumstances:

(A)           make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements to the Premises and parts thereof, and in connection therewith, purchase and otherwise acquire fixtures, personal property and other types of property;

(B)            insure and keep the Collateral and parts thereof insured;

(C)            manage and operate the Collateral and parts thereof, and exercise all the rights and powers of Borrower in its name and otherwise with respect to the same;

(D)           enter into agreements with others to exercise the powers herein granted Bank, all as Bank from time to time may determine; and

(E)            collect and receive all the rents, income, proceeds and other benefits from, related to and arising out of the Collateral and each and all parts thereof and interests therein, including those past due, those currently due and those thereafter becoming due.

The powers granted to Bank in this Section 8.2 are and the same shall be deemed to be powers coupled with an interest, and cannot be revoked. All sums expended by Bank pursuant to any of the foregoing listed matters shall be deemed to have been disbursed to Borrower, evidenced by the Note and secured by the Security Instrument and all other Loan Documents and shall be deemed a necessary expenditure for the preservation of Bank’s security, whether or not the amounts advanced or expended exceed the maximum amount of advances set forth in the Note and the Security Instrument. Borrower hereby also assigns and quitclaims to Bank all sums undisbursed under the Loan, such assignment and quitclaim to be effective only upon the occurrence of an Event of Default. The assignment and rights contained in this Section 8.2 shall be in addition to, and not in derogation of, the rights of Bank contained in any other Loan Document. In connection with its management of the Collateral as aforesaid, Bank shall apply any monies received by Bank in such priority as Bank may determine, or such priority as may be required under any Applicable Law, to: (1) payment of any and all of the obligations owing to Bank under the Loan Documents, including the Loan; (2) payment of any deposits for taxes, assessments and insurance premiums; (3) payment of the cost of insurance, taxes, assessments and other expenses and charges upon the Collateral or any parts thereof or interest therein, (4) payment of any amounts due and payable on any other Indebtedness of Borrower, whether prior or subsequent to the liens and security interest of Bank, (5) payment of the compensation, disbursements and costs and expenses of the agents, attorneys and other representatives of Bank, (6) payment of any amounts deemed necessary by Bank to otherwise protect and preserve the Collateral and the lien and security interest of Bank and (7) payment of such other amounts as Bank deems necessary to assure to Bank the repayment of the Loan and all other obligations owing to Bank under the Loan Documents.

(d)             Payments to Preserve Collateral. Bank, at its election, and without notice to Borrower, may, to protect and preserve its interest in the Collateral, and to assure repayment of the Loan and all other obligations owing under the Loan Documents, make any payments which Borrower has failed to make and any sum so paid shall be deemed an obligation secured by Bank’s security interest and be immediately due and payable from Borrower upon demand with interest thereon at the highest contract rate applicable under the Note, but such payment by Bank shall not release Borrower from its obligations or constitute a waiver of a default hereunder.

(e)              Receiver. Bank, to the extent permitted by law and without regard to the value, adequacy and occupancy of all or any part of the Collateral, or any interests therein, and without prior notice to Borrower and without Borrower having a hearing thereon, shall be entitled as a matter of right, if it so elects, to the appointment of a receiver or other similar official to: (1) enter upon and take possession of any and all of the Collateral and any interests therein, (2) preserve, protect, manage and control the Collateral or those parts or interests over which it takes possession; and (3) collect all rents, income, proceeds and other benefits thereof and apply the same as Bank directs, or if so required, as the court which appointed such receiver or other similar official may direct. The costs and expenses, including receiver’s fees, attorneys’ fees and agent’s compensation, incurred pursuant to the powers herein contained shall be deemed an obligation of Borrower owing to Bank under this Loan Agreement and the same shall be secured by Bank’s lien and security interest in the Collateral and shall be payable upon demand with interest from the date of demand at the highest contract rate under the Note. Bank and any receiver or similar official appointed as provided herein shall be liable to account only for such rents, income, proceeds and other benefits actually received by Bank or such other Person, whether received pursuant to this Section 8.2 or under other provisions of this Loan Agreement. Notwithstanding the appointment of any receiver or other similar official, Bank shall be entitled as pledgee to the possession and control of any money, deposits, accounts, account receivables, documents, chattel paper, documents of title, instruments, payment intangibles and other general intangibles and other property and property rights and interests at the present and any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank.

(f)              Set-off and Recoupment. Bank may, at its option and at any time or times without prior notice to Borrower, set-off and apply toward payment of the Loan and other amounts now owing and amounts which may become owing by Borrower under the Loan Documents, and otherwise exercise its rights of recoupment, as to any and all (1) balances and deposits of Borrower held by Bank, (2) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by Bank and (3) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by any of Bank’s Affiliates.

(g)             Suits to Protect the Collateral. Bank shall have the power and authority, at any time and from time to time, to institute and maintain any suits and proceedings as Bank may deem advisable in its judgment (1) to prevent the impairment or threatened impairment of the Collateral, or any part or parts thereof or interests therein, by any acts and inactions which may be unlawful or which may be in breach of this Loan Agreement and any of the other Loan Documents, (2) to preserve and protect its interest in the Collateral and each and all parts thereof and interests therein, including its liens and security interests therein, and (3) to restrain the enforcement of or compliance with any legislation and any other governmental enactment, rule and order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule and order might impair Bank’s lien and security interest in the Collateral, or be prejudicial to Bank’s interest in any other manner.

(h)             Proofs of Claim. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition and other judicial proceedings affecting Borrower, any Person obligated on any of Borrower’s obligations, any of Borrower’s creditors and any of Borrower’s property, Bank, to the extent permitted by law and at any time or times, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Borrower under the Loan Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Borrower after such date.

(i)               Discontinuance of Proceedings; Position of Parties Restored. If Bank shall have proceeded to enforce any right and remedy under the Loan Documents by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Bank, then and in every such case Borrower and Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Bank shall continue as if no such proceedings had occurred or had been taken.

Article IX. Miscellaneous.

Section 9.1 Incorporation of Exhibits and Recitals; Customer and Loan Numbers. All exhibits, supplements, schedules, addenda and other attachments to this Loan Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Loan Agreement; provided, however, the failure to correctly complete any exhibit, supplement, schedule, addenda or attachment hereto shall not affect Borrower’s duties and Bank’s rights hereunder if such corrected information can be obtained from any of the other Loan Documents. The recitals set forth in this Loan Agreement are also a part of this Loan Agreement. The Customer and Loan Numbers, if any, stated in this Loan Agreement are for Bank’s internal business use and reference only and do not and shall not limit the scope and extent of Bank’s security interest or the Indebtedness and other obligations evidenced hereby, referenced herein and secured hereby. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Loan Agreement nor the intent of any provision hereof.

Section 9.2 Amendments. Subject to the exercise by Bank of its rights and remedies as set forth in this Loan Agreement and without limiting any of such rights and remedies, this Loan Agreement may not be modified, amended, waived, extended, changed, discharged and terminated orally or by any act or failure to act on the part of Borrower or Bank, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge and termination is sought.

Section 9.3 Assignment, Ownership. The terms, provisions and conditions in this Loan Agreement shall be binding upon and inure to the benefit of the heirs, successors, assigns and personal representatives of the parties hereto; provided, however, Borrower shall not assign this Loan Agreement and any of its rights, interests, duties and obligations hereunder (inclusive of the proceeds of the Loan and other moneys to be advanced under or on account of this Loan Agreement) in whole or in part without the prior written consent of Bank, and any such assignment (whether voluntary or by operation of law) without said consent shall be void. Provided, further, there shall be no change in the control of Borrower unless Bank, in its reasonable discretion, has given its prior written approval. It is expressly recognized and agreed that Bank may assign, sell or transfer this Loan Agreement, the Note and any other Loan Documents, in whole or in part, to any Person and, in the event of such assignment, Bank shall thereafter be relieved of all liability hereunder to the extent of the assignment or transfer.

Section 9.4 Conflict. It is the intention of the parties that this Loan Agreement and the other Loan Documents be interpreted in a consistent manner; provided, however, in the event of any irreconcilable conflict in the provisions of this Loan Agreement and the provisions of any of the other Loan Documents, the provisions of this Loan Agreement shall control.

Section 9.5 Benefit. This Loan Agreement is made and entered into for the sole protection and benefit of Bank and Borrower, their successors and assigns, all third party beneficiary rights are expressly negated, and no other Person or Persons shall have any right to action hereon or rights to the Loan proceeds at any time, nor shall Bank owe any duty whatsoever to any claimant for labor performed or material furnished in connection with the construction of the Improvements, if any, or to apply any undisbursed portion of the Loan to the payment of any such claim, or to exercise any right or power of Bank hereunder or arising from any Default Condition or Event of Default by Borrower.

Section 9.6 No Partnership, Joint Venture or Agency. This Loan Agreement and the other Loan Documents shall not in any respect be interpreted, deemed or construed as making Bank a partner or joint venturer with Borrower, nor shall they or any of them be interpreted, deemed or construed as making Bank the agent or representative of Borrower. The relationship of Bank to Borrower is that of a creditor to an obligor or debtor; and in furtherance thereof and in explanation thereof, Bank has no fiduciary, trust, guardian, representative, partnership, joint venturer and other similar relationship to or with Borrower and no such relationship shall be drawn and implied from any of the Loan Documents or any of Bank’s actions and inactions hereunder or with respect hereto – and, Bank has no obligation to Borrower and any other Person relative to administration of the Loan and administration of the Collateral, or any part or parts thereof or interests therein. In no event shall Bank be liable for debts and claims accruing or arising against Borrower.

Section 9.7 Disputes. Where disputes have arisen which, in the reasonable opinion of Bank, may endanger fulfillment of any condition precedent or covenant herein, Bank may agree to disburse Loan proceeds for the account of Borrower without prejudice to Borrower’s rights, if any, to recover said proceeds from the party to whom paid. Such agreement or agreements may take the form which Bank, in its reasonable discretion, deems proper, including, but without limiting the generality of the foregoing, agreements to indemnify (on behalf of Borrower) any title insurer against possible assertion of lien claims, agreements to pay disputed amounts and the like. All sums paid or agreed to be paid pursuant to such undertaking shall be advances of Loan proceeds.

Section 9.8 Power of Attorney. Upon an Event of Default, Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do and undertake such other acts as Bank, in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Loan Agreement and to otherwise protect and preserve the security of the lien and security interests in the Collateral, and Bank’s interests therein. The foregoing appointment is and the same shall be coupled with an interest in favor of Bank.

Section 9.9 Indemnity. Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank and each and all of Bank’s shareholders, directors, officers, employees, attorneys and agents (individually and collectively, “Indemnified Parties”), from and against any and all claims, actions, liabilities, damages, costs and expenses (including, without limitation, all costs and expenses incurred in the investigation and defense of any matter) (“Indemnified Liabilities”) asserted against, imposed upon and incurred by the Indemnified Parties, both direct and indirect and regardless of the basis of the Indemnified Liabilities (i.e., whether based on federal, state or local laws, rules, regulations and ordinances, common law, an equitable cause, contract, tort or otherwise), as a result of or arising from or relating to any one or more of (1) this Loan Agreement, (2) the other Loan Documents, (3) the transactions contemplated by this Loan Agreement, (4) any credit extended or used hereunder, (5) any act done or omitted by any Person, or any event occurring in connection therewith, and (6) the exercise of any rights and remedies under this Loan Agreement and the exercise of any rights and remedies under any of the other Loan Documents, including, without limitation, the acquisition of the Collateral by Bank by way of foreclosure of the lien and security interests thereon, deed in lieu of such foreclosure or otherwise, except in all of the instances enumerated in (1) through (6), the indemnification obligations of Borrower shall not extend to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of the Person otherwise to be indemnified hereunder. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The obligations of Borrower under this Section are independent of all other rights and obligations set forth herein and shall survive the payment of the Loan and the termination of this Loan Agreement.

Section 9.10 Payment of Expenses. Without limiting any other provision of this Loan Agreement relating to Borrower’s payment of costs and expenses incurred by Bank and those incurred by others on behalf of Bank, but in addition thereto, whether or not the Loan is made and all of the Loan proceeds disbursed, Borrower shall pay to Bank, on demand, each and all of any costs and expenses incurred by Bank, incurred by others on behalf of Bank and incurred by Bank for Borrower: (1) in order to meet Bank’s requirements in connection with the Loan, (2) in connection with the making of the Loan, and (3) in connection with the enforcement of Bank’s rights and remedies under the Loan Documents, including, payments to third persons of amounts Borrower is required to pay to such third persons under and pursuant to the terms of any of the Loan Documents, protecting Bank’s interest in the Collateral, collecting any amount owing by Borrower and owing by other Persons under the Loan Documents and in enforcing its rights under any of the Loan Documents with respect to the Collateral. All of the foregoing costs and expenses shall be paid with interest thereon at the highest contract rate prescribed in the Note from the date paid or incurred by or on behalf of Bank until such costs and expenses are paid by Borrower. All sums so paid and expended by Bank, and the interest thereon, shall be added to and be secured by Bank’s lien and security interests in the Collateral.

Section 9.11 Documentary and Intangible Taxes; Additional Costs. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes or fees, Borrower shall pay, on Bank’s demand, (1) all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Loan and any extension, renewal and modification thereof, and (2) all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with this Loan Agreement and any of the other Loan Documents, and any extension, renewal and modification of any of the foregoing. If, with respect to this Loan Agreement and the transactions hereunder, any Applicable Law (x) subjects Bank to any tax (except federal, state and local income taxes on the overall net income of Bank), (y) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit and other similar requirement against assets held by, deposits in, and loans by Bank, or (z) imposes upon Bank any other condition, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Loan, Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense within thirty (30) days following presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

Section 9.12 Marshalling of Assets. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, homestead, valuation, stay, extension, reinstatement and redemption laws now in force and any which may in the future come to be in force and all rights of marshalling in the event of any sale under the Loan Documents of the Collateral, or any part or parts thereof or any interests therein. Further, Borrower hereby expressly waives on behalf of Borrower, and on behalf of each and every Person acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Loan Agreement and on behalf of all other Persons to the extent permitted by law, any or all rights of redemption from sale under any order or decree of foreclosure of this Loan Agreement.

Section 9.13 Waiver of Statutory Rights Borrower waives any right to require Bank to bring any action against any other Person and to require that resort be had to any security and to any balances of any deposit or other accounts on the books of Bank in favor of any other Person; and, without limiting the foregoing, but in furtherance thereof, Borrower waives any rights Borrower otherwise might have or may have in the future under North Carolina General Statute Section 26-7, et seq., and any other laws that require or may require Bank to recover against some other Person, or to realize upon any security which Bank holds for the Loan. Borrower also waives any and all right of subrogation, contribution, reimbursement and indemnity whatsoever and any right of recourse to and with respect to the assets and property of any Person that is or may be security for the Loan.

Section 9.14 Jury, Venue, Jurisdiction. This Loan Agreement shall be deemed to have been executed and delivered in the State of North Carolina, regardless of where the signatories may be located at the time of execution. This Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws of the aforesaid jurisdiction, excluding, however, the conflict of law and choice of law provisions thereof. Notwithstanding the foregoing, to the extent any of the Collateral is located in another jurisdiction or other jurisdictions, the laws of the jurisdictions in which the Collateral is located shall govern with respect to Bank’s and Borrower’s rights in and to Collateral located in such other jurisdictions and Bank’s remedies relative thereto. Borrower: (1) to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Loan Agreement and any of the other Loan Documents; (2) irrevocably submits to the jurisdiction of the state or federal courts of the State of North Carolina; and (3) irrevocably waives, to the fullest extent Borrower may effectively do so, the defense of improper venue or an inconvenient forum to the maintenance of any such action or proceeding. Nothing in this Section shall affect or impair Bank’s right to serve legal process in any manner permitted by law or Bank’s right to bring any action or proceeding against Borrower or Borrower’s property in the courts of any other jurisdiction.

Section 9.15 Cumulative Rights. The rights, powers and remedies of Bank under this Loan Agreement shall be in addition to all rights, powers and remedies given to Bank by virtue of any Applicable Law, those given in equity, those given to Bank under the other Loan Documents and those given under any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised by Bank from time to time and at any number of times successively, concurrently and alternatively without impairing Bank’s rights under this Loan Agreement and under any of the other Loan Documents.

Section 9.16 No Waiver; No Course of Dealing; No Invalidity. No delay or forbearance by Bank in exercising any and all of its rights and remedies under this Loan Agreement and those under any of the other Loan Documents, and no delay or forbearance of Bank in exercising any and all rights and remedies otherwise afforded by law and in equity, shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Default Condition or Event of Default as set forth herein or in the event of any subsequent Default Condition or Event of Default hereunder. If Bank is requested to waive a Default Condition or an Event of Default or forbear taking action relative thereto, Bank may condition any waiver or forbearance it elects to grant Borrower on payment by Borrower of such fees to Bank as Bank deems appropriate under the circumstances and may condition any such waiver or forbearance on Borrower reimbursing Bank for all costs and expenses Bank incurs in connection with such waiver or forbearance. Also, no act or inaction of Bank under this Loan Agreement and under any of the other Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances. Wherever possible each provision of this Loan Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Loan Agreement and if any provision of any of the other Loan Documents shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement and those of the other Loan Documents, or the application thereof shall be in a manner and to an extent permissible under Applicable Law.

Section 9.17 Maintenance of Bank’s Records. Borrower acknowledges and agrees that Bank is authorized to maintain, store and otherwise retain the Loan Documents in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof or thereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations and forms; and that Bank’s certification that a non-tangible record of any of the Loan Documents is an accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

Section 9.18 Credit Investigations; Sharing of Information; Control Agreements. Bank is irrevocably authorized by Borrower to make and have made such credit investigations as it deems appropriate to evaluate Borrower’s credit and financial standing not more than once every twelve months unless an Event of Default shall have occurred and be continuing, and Borrower authorizes Bank to share with consumer reporting agencies and creditors its experiences with Borrower and other information in Bank’s possession relative to Borrower. Bank shall not have any obligation and responsibility to (1) provide information to any third persons relative to Bank’s security interest in the Collateral, this Loan Agreement and otherwise with respect to Borrower, (2) subordinate its liens and security interests in the Collateral to the interests of any Person, and (3) enter into control agreements relative to the Collateral.

Section 9.19 Bank’s Liability for Collateral. Notwithstanding anything in this Loan Agreement and any of the other Loan Documents to the contrary, Bank may at any time or times during the term of this Loan Agreement make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect and perfect or continue the perfection of its security interest in the Collateral. So long as Bank complies with reasonable banking practices, Bank shall not be liable and responsible for the Collateral, or any part thereof or interest therein, and without limiting the foregoing, Bank shall not have any responsibility for any one or more of the following: (1) the safekeeping of the Collateral, (2) any loss and damage occurring to the Collateral, regardless of the cause for such loss and damage, (3) any diminution in the value of the Collateral, and (4) any act or default of any carrier, warehouseman, bailee, forwarding agency and other Person whomsoever. All risk of loss, damage and destruction of the Collateral shall be borne by Borrower.

Section 9.20 Publicity. Bank shall have the right to secure printed publicity through newspaper and other media concerning the Premises and source of financing.

Section 9.21 Execution in Counterparts. This Loan Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and in making proof of this Loan Agreement, it shall not be necessary to produce or account for more than one such counterpart (subject always to the provisions of Section 9.17 relating to maintenance of records).

Section 9.22 Notices. All notices or other communications required or permitted to be given pursuant to this Loan Agreement shall be in writing and shall be considered as properly given (i) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; (iii) by delivery to a reputable independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee; or (iv) sent via email (so long as notice is also sent by at least one other method set forth herein). Notice so mailed shall be effective upon two (2) Business Days’ following its deposit (properly addressed) with the United States Postal Service or any successor thereto; notice given by personal delivery shall be effective only if and when received by the addressee; notice sent by a reputable commercial delivery service shall be effective upon the transmitting parties’ receipt of written verification of delivery from such reputable commercial delivery service at the proper address indicated hereinbelow; notice sent via email shall be effective on the Business Day following the date the email transmission is sent; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. Borrower and the Bank may, by written notice given hereunder, designate a different address where communications should be sent and Bank may require that all communications sent to it be sent electronically or in some other non-tangible medium. For purposes of notice, the addresses of the parties shall be as set forth below:

If to Bank:	Bank OZK
1001 Morehead Square Drive, Suite 150 Charlotte, North Carolina 28203
Attn: C. Anthony Swainey, Jr.

With a copy to:	Parker Poe Adams & Bernstein LLP
620 South Tryon Street Suite 800 Charlotte, North Carolina 28202 Attn: Wanda C. Townsend

If to Borrower:	VictoryBase SC1, LLC
550 Reserve Street, Suite 190
Southlake, Texas 76092
Attn: ____________________

With a copy to:	Novit & Scarminach, P.A.
The Jade Building Suite 400 52 New Orleans Road
Hilton Head Island, SC 29928 Attn: Robert M. Deeb, Jr.

Section 9.23 Time of Essence. Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Loan Agreement and in each of the other Loan Documents.

Section 9.24 Term of Loan Agreement. This Loan Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (1) payment in full of the Loan and all other amounts now owing and which may in the future be owing to Bank under the Loan Documents, or (2) termination of Bank’s obligation to make Advances under this Loan Agreement or the Note. Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on and terminate its obligation to make Advances immediately and without notice upon the occurrence and during the continuance of a Default Condition or an Event of Default and such action by Bank shall not constitute a termination of this Loan Agreement and Borrower’s obligations under this Loan Agreement and the other Loan Documents; and shall not adversely affect or impair Bank’s lien or security interests in the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE 1 OF 2 TO LOAN AGREEMENT]

The undersigned have executed this Loan Agreement as of the Closing Date.

BANK:

BANKOZK

By:	/s/ C. Anthony Swainey, Jr.

Name:	C. Anthony Swainey, Jr.
Title:	Middle Market Commercial Real Estate Division

(Signatures Continue on Next Page)

[SIGNATURE PAGE 2 OF 2 TO LOAN AGREEMENT]

BORROWER:

VICTORYBASE SCI, LLC,

a Texas limited liability company

By: /s/ Thomas Paquin________________(SEAL)

Name:  Thomas Paquin

Title:    Manager

Exhibit A

Legal Description of Land

ALL those certain pieces, parcels or lots of land, situate, lying and being in the Town of Port Royal in Beaufort County, South Carolina, being shown as Lots 1, 2, 3, 4, 17, 24, 28, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, 45, 46, 47 and 48 on a plat prepared by David E. Gasque, RLS, of Gasque & Associates, Inc. for Windsong of Beaufort, LLC, entitled “Subdivision of Lot 35, Section 16 1S-2W, prepared for Windsong of Beaufort, LLC, Burton Area, Beaufort County, South Carolina”, dated May 4, 2020, and recorded May 11, 2020 in Plat Book 154 at Page 14 in the Office of the Register of Deeds for Beaufort County, South Carolina. For a more accurate and complete description of said property, reference may be had to the above referenced plat of record.

Together with all appurtenant easement rights pursuant to that Declaration of Covenants, Conditions and Restrictions for Windsong recorded in Book 3870, Page 383, and re-recorded in Book 3947, Page 2897, in the Office of the Register of Deeds for Beaufort County, South Carolina.

DERIVATION: Being the same property conveyed from Village Park Homes, LLC, to VictoryBase SC1, LLC by deed dated May 28, 2021, and recorded June 1, 2021 in Book 4018 at Page 2734 in the Office of the Register of Deeds for Beaufort County, South Carolina, deed dated June 30, 2021, and recorded July 2, 2021 in Book 4032 at Page 3039 in the Office of the Register of Deeds for Beaufort County, South Carolina, deed dated July 27, 2021, and recorded July 28, 2021 in Book 4042 at Page 3035 in the Office of the Register of Deeds for Beaufort County, South Carolina, deed dated August 26, 2021, and recorded August 31, 2021 in Book 4055 at Page 0936 in the Office of the Register of Deeds for Beaufort County, South Carolina, deed dated August 31, 2021, and recorded September 2, 2021 in Book 4056 at Page 1136 in the Office of the Register of Deeds for Beaufort County, South Carolina.

Exhibit B

Budget